UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Cullen/Frost Bankers, Inc.

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A Texas Financial Services Family

100 West Houston Street

San Antonio, Texas 78205

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 27, 2017

To the Shareholders of

CULLEN/FROST BANKERS, INC.:

The Annual Meeting of Shareholders (“Annual Meeting”) of Cullen/Frost Bankers, Inc. (“Cullen/Frost” or the “Company”) will be held in the Commanders Room at Frost Bank, 100 West Houston Street, San Antonio, Texas 78205, on Thursday, April 27, 2017, at 11:00 a.m., San Antonio time, for the following purposes:

1.	To elect fifteen nominees to serve as Directors for a one-year term that will expire at the 2018 Annual Meeting of Shareholders;

2.	To ratify the selection of Ernst & Young LLP to act as independent auditors of Cullen/Frost for the fiscal year that began January 1, 2017;

3.	To provide nonbinding approval of executive compensation;

4.	To provide a nonbinding selection of the frequency of future votes on executive compensation; and

5.	To transact any other business that may properly come before the meeting.

The record date for the determination of the shareholders entitled to vote at the Annual Meeting, or any adjournments or postponements thereof, was the close of business on February 27, 2017. A list of all shareholders entitled to vote is available for inspection by a shareholder during regular business hours for ten days prior to the Annual Meeting at our principal offices at 100 West Houston Street, Suite 1270, San Antonio, Texas 78205. This list will be available at the Annual Meeting.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. If you attend the meeting, you will have the right to revoke the proxy and vote your shares in person.

Shareholders of record may vote by following the instructions on their proxy card by internet, phone, or mail.

All shareholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors,

STANLEY E. McCORMICK, JR.

Executive Vice President

Corporate Counsel and Secretary

Dated: March 17, 2017

i

A Texas Financial Services Family

100 West Houston Street

San Antonio, Texas 78205

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 27, 2017

INTRODUCTION

The Board of Directors (“Board”) of Cullen/Frost Bankers, Inc. (“Cullen/Frost” or the “Company”) is soliciting proxies to be used at the Annual Meeting of Shareholders (“Annual Meeting”) and any adjournment or postponement thereof. The Annual Meeting will be held in the Commanders Room at Frost Bank, 100 West Houston Street, San Antonio, Texas 78205, on Thursday, April 27, 2017 at 11:00 a.m., San Antonio time. This Proxy Statement and the accompanying proxy card will be mailed to shareholders beginning on or about March 17, 2017.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS:

This Proxy Statement for the Annual Meeting and our 2016 Annual Report to Shareholders are available at cfrvoteproxy.com.

We are pleased to provide access to our proxy materials on the Internet. We have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement for the 2017 Annual Meeting of Shareholders and our 2016 Annual Report to Shareholders are available at our proxy materials website at cfrvoteproxy.com. This website does not use any functions that identify you as a visitor to the website, and thus protects your privacy.

You have the option to vote and submit your proxy by the Internet. If you have Internet access, we encourage you to record your vote by the Internet. We believe it will be convenient for you, and it saves postage and processing costs. In addition, when you vote by the Internet, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. If you do not vote by the Internet, please vote by telephone or by completing and returning the enclosed proxy card in the postage prepaid envelope provided. Submitting your proxy by either Internet, telephone or proxy card will not affect your right to vote in person if you decide to attend the Annual Meeting.

Record Date and Voting Rights

The close of business on February 27, 2017 has been fixed as the record date for the determination of shareholders entitled to vote at the Annual Meeting. The only class of securities of Cullen/Frost outstanding and entitled to vote at the Annual Meeting is our Common Stock, par value $0.01 per share. On February 27, 2017, there were 63,878,584 shares of Common Stock outstanding, with each share entitled to one vote.

Proxies

All shares of Cullen/Frost Common Stock represented by properly executed proxies, if timely returned and not subsequently revoked, will be voted at the Annual Meeting in the manner directed in the proxy. If a properly executed proxy does not specify a choice on a matter, the shares will be voted for the fifteen nominees to serve as Directors for a one-year term that will expire at the 2018 Annual Meeting of Shareholders, for the ratification of Ernst & Young LLP to act as our independent auditors for the 2017 fiscal year, for the non-binding approval of executive compensation, for future non-binding advisory votes on executive compensation to take place every year, and in the discretion of the persons named as proxies with respect to any other business that may properly come before the meeting.

A shareholder may revoke a proxy at any time before it is voted by delivering a written revocation notice to the Corporate Secretary of Cullen/Frost Bankers, Inc., 100 West Houston Street, San Antonio, Texas 78205. A shareholder who attends the Annual Meeting may, if desired, vote by ballot at the meeting, and such vote will revoke any proxy previously given.

Quorum and Voting Requirements

A quorum of shareholders is required to hold a valid meeting. If the holders of a majority of the issued and outstanding shares of Cullen/Frost Common Stock entitled to vote are present at the Annual Meeting in person or represented by proxy, a quorum will exist. Abstentions and broker non-votes, are counted as “present” for establishing a quorum.

Directors are elected by a majority of the votes cast by the holders of Cullen/Frost’s Common Stock entitled to vote at any meeting for the election of Directors at which a quorum is present, provided that if the number of Director nominees exceeds the number of Directors to be elected at such a meeting, the Directors shall be elected by a plurality of the votes cast by the holders of Cullen/Frost’s Common Stock entitled to vote at such meeting at which a quorum is present. With respect to the election of Directors, (i) a majority of the votes cast means that the number of votes cast “for” the election of a Director must exceed the number of votes cast “against” that Director, and (ii) abstentions and broker non-votes shall not be counted as votes cast either “for” or “against” any nominee for Director.

With respect to the ratification of Ernst & Young LLP to act as our independent auditors for the 2017 fiscal year, the affirmative vote of the holders of a majority of the shares of Cullen/Frost’s Common Stock entitled to vote on this proposal, and who are present in person or represented by proxy at the Annual Meeting, will be the act of the shareholders. In voting for this matter, shares may be voted “for”, “against” or “abstain”. An abstention will have the effect of a vote against this matter.

With respect to the resolution to provide nonbinding approval of executive compensation, the affirmative vote of the holders of a majority of the shares of Cullen/Frost’s Common Stock entitled to vote on this proposal, and who are present in person or represented by proxy at the Annual Meeting, will be the act of the shareholders. In voting for this matter, shares may be voted “for”, “against” or “abstain”. An abstention will have the effect of a vote against this matter. Broker non-votes (as further discussed below) will have no effect on the outcome of this vote. This resolution is advisory only and will not be binding upon Cullen/Frost or the Board.

With respect to the resolution to provide a nonbinding selection of the frequency of future votes on executive compensation, shares may be voted for a frequency of once every one year, once every two years, once every three years or to abstain. The option receiving the greatest number of votes will be deemed to have received the approval of the shareholders. However, because this vote is advisory only and not binding upon the Board or Cullen/Frost in any way, the Board may decide that it is in the best interests of our shareholders and Cullen/Frost to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders. In voting for this matter, broker non-votes (as further discussed below) will have no effect on the outcome of this vote. This resolution is advisory only and will not be binding upon Cullen/Frost or the Board.

Under the rules of the Financial Industry Regulatory Authority, Inc., member brokers generally may not vote shares held by them in street name for customers who do not provide voting instructions, and instead must submit a so-called “broker non-vote” unless they are permitted to vote the shares in their discretion under the rules of any national securities exchange of which they are members. Under the rules of the New York Stock Exchange, Inc. (“NYSE”), a member broker that holds shares in street name for customers has authority to vote on certain “routine” items if it has transmitted proxy-soliciting materials to the beneficial owner but has not received instructions from that owner. The proposal to ratify the selection of Ernst & Young LLP to act as Cullen/Frost’s independent auditors is a “routine” item, and the NYSE rules permit member brokers that do not receive instructions to vote on this item.

Expenses of Solicitation

Cullen/Frost will pay the expenses of the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, Directors, officers, and employees of Cullen/Frost may solicit proxies by telephone, facsimile, in person or by other means of communication. Cullen/Frost also has retained Okapi Partners LLC (“Okapi”) to assist with the solicitation of proxies. Directors, officers, and employees of Cullen/Frost will receive no additional compensation for the solicitation of proxies, and Okapi will receive a fee not to exceed $8,000.00, plus reimbursement for out-of-pocket expenses. Cullen/Frost has requested that brokers, nominees, fiduciaries and other custodians forward proxy-soliciting material to the beneficial owners of Cullen/Frost Common Stock. Cullen/Frost will reimburse these persons for out-of-pocket expenses they incur in connection with its request.

ELECTION OF DIRECTORS

(Item 1 On Proxy Card)

The following fifteen nominees have been nominated to serve for a new one-year term: Mr. R. Denny Alexander, Mr. Carlos Alvarez, Dr. Chris M. Avery, Mr. Samuel G. Dawson, Mr. Crawford H. Edwards, Mr. Ruben M. Escobedo, Mr. Patrick B. Frost, Mr. Phillip D. Green, Mr. David J. Haemisegger, Mrs. Karen E. Jennings, Mr. Richard M. Kleberg, III, Mr. Charles W. Matthews, Mrs. Ida Clement Steen, Mr. Graham Weston and Mr. Horace Wilkins, Jr. The Board recommends that you vote “FOR” each of the fifteen nominees. If any nominee is unable to serve, the individuals named as proxies on the enclosed proxy card will vote the shares to elect the remaining nominees and any substitute nominee or nominees designated by the Board.

The table below provides information on each nominee.

Nominees for One-Year Term Expiring in 2018:

				Shares Owned(1)
Name	Age	Principal Occupation During Past Five Years	Director Since	Amount and Nature of Beneficial Ownership		Percent

R. Denny Alexander	71	Investments; former Chairman, Overton Bank & Trust and former Director, Overton Bancshares, Inc. (merged with Cullen/Frost)	1998	35,968	(2)	0.06%

Carlos Alvarez	66	Chairman and Chief Executive Officer, The Gambrinus Company	2001	374,918		0.59%

Chris M. Avery	62	Chairman, President and Chief Executive Officer, James Avery Craftsman, Inc.	2015	5,632		0.01%

Samuel G. Dawson	56	Chief Executive Officer, Pape-Dawson Engineers, Inc.	2017	—		—%

Crawford H. Edwards	58	President, Cassco Land Company	2005	263,783	(3)	0.42%

Ruben M. Escobedo	79	Former Senior Partner at Ruben Escobedo & Co., CPAs	1996	35,068	(4)	0.06%

Patrick B. Frost	57	President, Frost Bank, a Cullen/ Frost subsidiary	1997	964,513	(5,6)	1.52%

Phillip D. Green	62	Chairman of the Board and Chief Executive Officer of Cullen/Frost; Chairman of the Board and Chief Executive Officer of Frost Bank, a Cullen/Frost subsidiary	2016	241,229	(5,7)	0.38%

David J. Haemisegger	63	President, NorthPark Management Company	2008	4,392		0.01%

Karen E. Jennings	66	Former Senior Executive Vice President, Advertising and Corporate Communications, AT&T Inc.	2001	7,018		0.01%

Richard M. Kleberg, III	74	Investments	1992	41,343	(8)	0.07%

Nominees for One-Year Term Expiring in 2018 (continued):

Charles W. Matthews	72	Former Vice President, General Counsel of Exxon Mobil Corporation	2010	5,212		0.01%

Ida Clement Steen	64	Investments	1996	7,180	(9)	0.01%

Graham Weston	53	Co-founder and former CEO of Rackspace Hosting, Inc.	—	—		—%

Horace Wilkins, Jr.	66	Former President, Special Markets, AT&T Inc.; former Regional President, AT&T Inc.	1997	5,318		0.01%

(1)	Beneficial ownership is stated as of February 21, 2017. The owners have sole voting and sole investment power for the shares of Cullen/Frost Common Stock reported unless otherwise indicated. The amount beneficially owned also includes deferred stock units granted to each non-employee Director, with delivery of the underlying Cullen/Frost Common Stock deferred until that Director ceases to be a member of the Board. The number of shares of Cullen/Frost Common Stock beneficially owned by all Directors, nominees and executive officers as a group is disclosed on page 48.

(2)	Includes 19,050 shares held by a limited partnership of which Mr. Alexander is the general partner and 12,000 shares held by a charitable foundation for which Mr. Alexander disclaims beneficial ownership.

(3)	Includes (a) 74,118 shares held by three trusts of which Mr. Edwards is a trustee, and, (b) 53,617 shares held by a trust of which Mr. Edwards is the trustee and for which voting and investment power rests with the majority of three trustees of the trust.

(4)	Includes 2,150 shares for which Mr. Escobedo shares voting and investment power with his wife.

(5)	Includes the following shares allocated under the 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc., for which each beneficial owner has both sole voting and sole investment power: Mr. Patrick B. Frost 33,063 and Mr. Phillip D. Green 39,749.

(6)	Includes (a) 707,493 shares held by a limited partnership of which the general partner is a limited liability company of which Mr. Frost is the sole manager, (b) 3,855 shares held by Mr. Frost’s children for which Mr. Frost is the custodian and (c) 630 shares held by Mr. Frost’s wife for which Mr. Frost disclaims beneficial ownership. With respect to the 707,493 shares held by a limited partnership, Mr. Frost has sole voting rights over all shares, sole investment power over 70,749 shares and shared investment power over 636,744 shares.

(7)	Includes (a) 27,841 shares held by six trusts of which Mr. Green is a trustee, (b) 1,100 shares held by Mr. Green’s wife for which Mr. Green disclaims beneficial ownership.

(8)	Includes 8,400 shares held by a family partnership for which Mr. Kleberg has sole voting and sole investment power.

(9)	Includes 200 shares in a trust for which Mrs. Steen shares voting and investment power with her husband.

GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

Meetings and Attendance

The Board of Directors had seven meetings in 2016. Each of Cullen/Frost’s then current Directors attended 82% or more of the meetings of the Board and the Committees of the Board on which he or she served during 2016.

The Board has a policy which encourages all Directors to attend the Annual Meeting of Shareholders, and in 2016 fourteen out of fifteen Directors attended the 2016 Annual Meeting of Shareholders.

2017 Announced Leadership Changes

On January 17, 2017, Mr. Jack A. Wood, a former Director of Cullen/Frost, notified the Board of his decision to retire from the Board effective as of that date. The Board, on January 18, 2017, elected Mr. Samuel G. Dawson to fill Mr. Wood’s seat for the remainder of Mr. Wood’s term, which expires at the Annual Meeting.

On January 17, 2017, Mr. Royce S. Caldwell, the current Lead Director of the Board, notified the Board of his decision not to stand for re-election to the Board when his term expires at the Annual Meeting. The Board, on January 18, 2017, selected Mr. Charles W. Matthews to serve as the Lead Director of the Board after Mr. Caldwell’s retirement. In connection with Mr. Caldwell’s retirement, the Board has also nominated Mr. Graham Weston to stand for election to the Board at the Annual Meeting to fill the seat currently held by Mr. Caldwell.

Committees of the Board

The Board has six Committees, each of which is described in the chart below, along with the current membership.

Committee	Members	Primary Responsibilities	Meetings in 2016

Audit	Ruben M. Escobedo (Chair) Royce S. Caldwell David J. Haemisegger Richard M. Kleberg, III	• Assists the Board in its oversight of the integrity of Cullen/Frost’s financial statements, Cullen/Frost’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the independent auditors and Cullen/Frost’s internal audit function. • Appoints, compensates, retains and oversees the independent auditors, and pre-approves all audit and non-audit services.	6

Compensation and Benefits	Royce S. Caldwell (Chair) Ruben M. Escobedo Karen E. Jennings Charles W. Matthews(1)	• Oversees the development and implementation of Cullen/Frost’s compensation and benefits programs. • Reviews and approves the corporate goals and objectives relevant to the compensation of the CEO, evaluates the CEO’s performance based on those goals and objectives, and sets the CEO’s compensation based on the evaluation. • Oversees the administration of Cullen/Frost’s compensation and benefits plans.	4

Committee	Members	Primary Responsibilities	Meetings in 2016

Corporate Governance and Nominating	Royce S. Caldwell (Chair) Ruben M. Escobedo Karen E. Jennings Charles W. Matthews(1)	• Maintains and reviews Cullen/Frost’s corporate governance principles. • Oversees and establishes procedures for the evaluation of the Board. • Identifies and recommends candidates for election to the Board.	2

Executive	Phillip D. Green (Chair) Royce S. Caldwell Patrick B. Frost	• Acts for the Board between meetings, except as limited by resolutions of the Board, Cullen/Frost’s Articles of Incorporation or By-Laws, and applicable law.	1

Risk	Horace Wilkins, Jr. (Chair) Crawford H. Edwards Phillip D. Green Patrick B. Frost Karen E. Jennings	• Oversees Cullen/Frost’s enterprise risk management framework, including policies, procedures, strategies and systems established to measure, mitigate, monitor and report major risks. • Assists Board oversight across the organization for the types of risks to which Cullen/Frost is exposed, including: credit, operational, compliance/regulatory, liquidity and reputation.	12

Strategic Planning	Phillip D. Green (Chair) R. Denny Alexander Carlos Alvarez Royce S. Caldwell Charles W. Matthews	• Analyzes the strategic direction for Cullen/Frost, including reviewing short-term and long-term goals. • Monitors Cullen/Frost’s corporate mission statement and capital planning.	5

(1)	Mr. Matthews succeeds Mr. Royce S. Caldwell upon his retirement as Chairman of the Compensation and Benefits Committee and Corporate Governance and Nominating Committee effective April 27, 2017.

The Board has adopted written charters of the Audit Committee, the Compensation and Benefits Committee, the Corporate Governance and Nominating Committee and the Risk Committee. All of these charters are available at frostbank.com or in print to any shareholder making a request by contacting the Corporate Secretary, Stan McCormick at 100 West Houston Street, San Antonio, Texas 78205. As described in more detail below under “Certain Corporate Governance Matters—Director Independence,” the Board has determined that each member of the Audit Committee, the Compensation and Benefits Committee, and the Corporate Governance and Nominating Committee is independent within the meaning of the rules of the NYSE. The Board has also determined that each member of the Audit Committee is independent within the meaning of the rules of the SEC. In addition, the Board has determined that each member of the Audit Committee is “financially literate” and that at least one member of the Audit Committee has “accounting or related financial management expertise,” in each case within the meaning of the NYSE’s rules. The Board has also determined that Mr. Ruben M. Escobedo is an “audit committee financial expert” within the meaning of the SEC’s rules.

Leadership Structure

As provided in our Corporate Governance Guidelines, our Board selects its Chairman, Lead Director and CEO in a way that it considers to be in the best interests of Cullen/Frost. The Board does not have a policy on whether the role of Chairman and CEO should be separate or combined, but believes that the most effective leadership structure for Cullen/Frost is to combine these responsibilities. This structure avoids the potential confusion and conflict over who is leading the Company, both within the Company and when dealing with investors, customers and counterparties, and the duplication of efforts that can result from the roles being separated. The Board also believes that combining these roles in one person enhances accountability for the performance of Cullen/Frost. Furthermore, as Cullen/Frost has traditionally combined these roles (for some 30+ years now), separating them could cause significant disruption in oversight and lines of reporting. Nevertheless, depending upon the circumstances, the Board could choose to separate the roles of Chairman and CEO in the future.

To help ensure strong oversight by our non-management directors, our Audit Committee, Corporate Governance and Nominating Committee, and Compensation and Benefits Committee are composed only of independent directors, and our Risk Committee is composed of a majority of independent directors. In accordance with our Corporate Governance Guidelines, the Chair of the Corporate Governance and Nominating Committee acts as the Lead Director and presides at executive sessions of non-management directors and presents to the full Board any matters that may need to be considered by the full Board. Mr. Royce S. Caldwell, the current Lead Director, also is the Chair of the Compensation and Benefits Committee and is a member of several other Board committees. As a result, the Lead Director is fully informed of all activities of the Board and all of its committees. In addition to presiding at the executive sessions of the non-management directors, the Lead Director also reviews the agenda, schedule and materials for each Board Meeting and Board committee meeting and executive session, and facilitates communication between the non-management directors and the Chairman and CEO. Mr. Charles W. Matthews will succeed Mr. Royce S. Caldwell as Lead Director and Chairman of the Compensation and Benefits and Corporate Governance and Nominating Committees upon Mr. Caldwell’s retirement on April 27, 2017.

The Board is responsible for overseeing all aspects of management of Cullen/Frost, including risk oversight, which is effected primarily through the Audit and Risk Committees. The Risk Committee assists the Board in fulfilling its responsibilities for oversight of the Company’s enterprise-wide risk management framework, including reviewing the Company’s overall risk appetite, risk management strategy and the policies and practices established by the Company’s management to identify and manage risk to the Company. The Audit Committee receives reports on, and reviews, Frost Bank’s principal risk exposure, including financial reporting, credit, and liquidity risk. Cullen/Frost management regularly discusses macro-economic and business-specific factors with the Audit Committee and the Risk Committee, as well as the potential impact of these factors on the risk profile (including the financial situation) of the Company. Cullen/Frost management also periodically reviews with the Board specific risk analyses, such as sensitivity and scenario analyses. In addition, the Audit Committee and the Risk Committee receive written packages and detailed oral postings on various types of risk and other matters (which come from a combination of the Company’s CEO, CFO, and Chief Risk Officer) at regularly scheduled meetings. The Board also interacts on a regular basis with executive officers, from both the control and line of business sides of Cullen/Frost. Furthermore, members of the Board of Cullen/Frost also serve as members of the Board of Directors of Frost Bank, and as such receive regular reports on the operations of Frost Bank. The Board of Directors of Frost Bank has an additional committee, the Wealth Advisors Committee that is not a committee of the Board of Cullen/Frost. This Frost Bank Board committee has a majority of independent directors and reviews risks and approves policy exceptions in trust services. Each standing committee of the Boards of Cullen/Frost and Frost Bank has oversight responsibility for risks inherent within its area of oversight. It is through these various channels that the Board receives the necessary information to oversee the Company’s risk management.

Director Nomination Process

The Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to become members of the Board and for recommending to the Board the nominees to stand for election as Directors.

In identifying Director Candidates, the Corporate Governance and Nominating Committee may seek input from Cullen/Frost’s management and from current members of the Board. In addition, it may use the services of an outside consultant, although it has not done so in the past. The Corporate Governance and Nominating Committee will consider candidates recommended by shareholders. Shareholders who wish to recommend candidates may do so by writing to the Corporate Governance and Nominating Committee of Cullen/Frost Bankers, Inc., c/o Corporate Secretary, 100 West Houston Street, San Antonio, Texas 78205. Recommendations may be submitted at any time. The written recommendation must include the name of the candidate, the number of shares of Cullen/Frost Common Stock owned by the candidate and the information regarding the candidate that would be included in a proxy statement for the election of Directors pursuant to paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC.

In evaluating Director candidates, the Corporate Governance and Nominating Committee initially considers the Board’s need for additional or replacement Directors. It also considers the criteria approved by the Board and set forth in Cullen/Frost’s Corporate Governance Guidelines, which include, among other things, the candidate’s personal qualities (in light of Cullen/Frost’s core values and mission statement), accomplishments and reputation in the business community, the fit of the candidate’s skills and personality with those of other Directors and candidates and the ability of the candidate to commit adequate time to Board and committee matters. The objective is to build a Board that is effective, collegial and responsive to the needs of Cullen/Frost and that includes a diversity of viewpoints, backgrounds, experience and other demographics. In addition, considerable emphasis is given to Cullen/Frost’s mission statement and core values, statutory and regulatory requirements, and the Board’s goal of having a substantial majority of independent directors.

The Corporate Governance and Nominating Committee evaluates all Director candidates in the same manner, including candidates recommended by shareholders. In considering whether candidates satisfy the criteria described above, the Committee will initially utilize the information it receives with the recommendation and other information it otherwise possesses. If it determines, in consultation with other Board members, including the Chairman, that more information is needed, it may, among other things, conduct interviews.

2016 Director Compensation

2016 Director Compensation Table

Name(1)	Fees earned or paid in cash(2)	Stock Awards(3)	Option Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other	Total

R. Denny Alexander	$67,000	$39,974	$—	$—	—	$106,974

Carlos Alvarez	67,000	39,974	—	—	—	106,974

Chris M. Avery	62,000	39,974	—	—	—	101,974

Royce S. Caldwell	101,500	39,974	—	—	—	141,474

Crawford H. Edwards	74,000	39,974	—	—	—	113,974

Ruben M. Escobedo	86,500	39,974	—	—	—	126,474

David J. Haemisegger	67,000	39,974	—	—	—	106,974

Karen E. Jennings	82,000	39,974	—	—	—	121,974

Richard M. Kleberg, III	68,000	39,974	—	—	—	107,974

Charles W. Matthews	74,000	39,974	—	—	—	113,974

Ida Clement Steen	75,500	39,974	—	—	—	115,474

Horace Wilkins, Jr.	87,500	39,974	—	—	—	127,474

Jack Wood	52,000	39,974	—	—	—	91,974

(1)	Mr. Green, Cullen/Frost’s Chief Executive Officer and Mr. Frost, President of Frost Bank, are not included in this table because they are Named Executive Officers of Cullen/Frost and receive no compensation for their service as Directors. For further information on the compensation paid to Mr. Green and Mr. Frost, as well as their holdings of stock awards and option awards, see the Summary Compensation Table (Page 38) and the Grants of Plan-Based Awards Table (Page 40).

(2)	Amounts shown as Fees Earned or Paid in Cash represent fees paid for serving on the Boards of Directors of both Cullen/Frost and Frost Bank.

(3)	Amounts shown represent the grant date fair value of Deferred Stock Units granted to the non-employee Directors during 2016. Each non-employee Director was granted 632 Deferred Stock Units on April 28, 2016. The grant date fair value of each Deferred Stock Unit was $63.25, which was the closing price of Cullen/Frost’s stock on that day.

The following information indicates the aggregate number of Deferred Stock Units previously awarded and outstanding for the following directors as of December 31, 2016:

•	R. Denny Alexander—4,918;

•	Carlos Alvarez—4,918;

•	Chris M. Avery—632;

•	Royce Caldwell—4,918;

•	Crawford H. Edwards—4,918;

•	Ruben M. Escobedo—4,918;

•	David J. Haemisegger—4,373;

•	Karen E. Jennings—4,918;

•	Richard M. Kleberg, III—4,918;

•	Charles W. Matthews—3,212;

•	Ida Clement Steen—4,918;

•	Horace Wilkins, Jr.—4,918; and

•	Jack Wood—1,180.

Cullen/Frost employees receive no fees for their services as members of the Board of Directors or any of its committees. Non-employee Directors receive an annual cash retainer fee of $40,000 and a fee of $4,000 for each Cullen/Frost Board meeting attended. In addition, non-employee Directors receive $1,000 for attending each meeting of a committee of the Board to which they have been appointed, except that the Chairman of the Audit Committee receives $1,500 for each meeting of the Audit Committee attended and all non-employee Committee Chairs receive an annual retainer fee of $7,500. In January 2017, Meridian Compensation Partners, LLC reviewed the Company’s outside director compensation program against the peer group used for executive compensation (see page 26). Based on the market review, the Committee determined that the supplemental cash retainers for Committee Chairs and Lead Director were below the peer group median. Therefore, the Committee established the following supplemental annual cash retainers for 2017: Lead Director and Audit Committee Chair—$15,000; and other Committee Chairs—$10,000.

Non-employee Directors are also eligible to receive stock-based compensation each year under Cullen/Frost’s 2015 Omnibus Incentive Plan. In April 2016, each non-employee Director in office at that time received 632 Deferred Stock Units. Upon retirement from Cullen/Frost’s Board of Directors, non-employee directors will receive one share of Cullen/Frost’s Common Stock for each Deferred Stock Unit held. The Deferred Stock Units were fully vested upon being awarded and holders will receive equivalent dividend payments as such dividends are declared on Cullen/Frost’s Common Stock.

Each of the Cullen/Frost Directors also serves on the Board of Directors of Frost Bank, a subsidiary of Cullen/Frost.

Other Directorships

The following are directorships held by nominees and Directors in public companies other than Cullen/Frost or in registered investment companies:

Mr. Escobedo	CST Brands, Inc.
Mr. Matthews	Trinity Industries, Inc.

Director Qualifications

All members of our Board have significant knowledge of the markets that we serve and extensive ties to community and business leaders. Below is additional information about the qualifications of our Directors and Director nominee.

R. Denny Alexander	Director since 1998

A native of Fort Worth, Mr. R. Denny Alexander was one of the founding directors of Overton Bank and Trust in Fort Worth in 1978. For 14 years, he served as chairman of the board and director of Overton Bancshares, which merged with Cullen/Frost in 1998. He is currently the trustee of two private family foundations and manages investments. Mr. Alexander is a graduate of Stanford University with a BA degree in Economics and also earned an MBA degree in Finance from Stanford’s Graduate School of Business. He is a trustee emeritus of Texas Christian University, where he formerly served as a trustee and chair of the Fiscal Affairs Committee. In addition, he has chaired the Chancellor Search Committee at TCU. It is because of his experience in banking and wealth management, as well as his knowledge of the communities we serve, that the Board has concluded that Mr. Alexander should continue serving on the Board.

Carlos Alvarez	Director since 2001

Mr. Carlos Alvarez is chairman and CEO of The Gambrinus Company which he founded in 1986 when he moved from his native Mexico with his family to San Antonio. Gambrinus is a leading U.S. craft brewer and marketer with breweries in Shiner, TX (The Spoetzl Brewery), Portland, OR (Bridge Port Brewing Company), and Berkeley, CA (Trumer Brauerei). He is committed to education and has served on the board of trustees of Davidson College, School Year Abroad, Saint Mary’s Hall (San Antonio), and is a member of the Chancellor’s Circle for The University of Texas system. Mr. Alvarez has made significant contributions to these and other educational institutions’ endowment programs, particularly those geared toward driving greater international engagement. He is a board member of the World Affairs Council of America (Washington, DC) and the World Affairs Council of San Antonio, which he previously served as chairman. Mr. Alvarez has extensive experience in all facets of business, including a strong background in operations and sales. He has an exceptional understanding of the role marketing strategy and branding plays in the success of a company. It is because of his business acumen, as well as his knowledge of the communities we serve, that the Board has concluded that Mr. Alvarez should continue serving on the Board.

Chris M. Avery	Director since 2015

Dr. Chris M. Avery is Chairman, President and Chief Executive Officer of James Avery Craftsman, Inc., a family-owned company founded by his father in 1954, to create finely crafted jewelry designs. Dr. Avery has served on the James Avery Craftsman, Inc. board of directors since 1989. A licensed physician and board-certified anesthesiologist, he left his profession as chief of anesthesia at Sid Peterson Memorial Hospital in Kerrville, Texas in 1991 to assist in the transition and direction of the family business. He became president and chief operating officer in 1991 and later assumed the roles of CEO and chairman of the board in May 2007. Under his leadership, James Avery Craftsman, Inc. has become a national brand that designs, manufactures and sells jewelry in its own stores across the U.S. Dr. Avery earned a bachelor’s degree in biology from Stephen F. Austin State University and a medical degree from The University of Texas Medical School at San Antonio (now The University of Texas Health Science Center at San Antonio). After an internship in orthopedic surgery, he worked as an ER physician in San Antonio and Kerrville. He completed an anesthesia residency at Medical Center Hospital in San Antonio and began his anesthesia practice in Kerrville. Dr. Avery is president of the Fredericksburg Hospital Authority board of directors and has served the boards of Hill Country Memorial Hospital in Fredericksburg, Texas and Sid Peterson Hospital in Kerrville, Texas. It is because of his experience in business operations and management, as well as his knowledge of the communities we serve, that the Board has concluded that Dr. Avery should continue serving on the Board.

Samuel G. Dawson	Director since 2017

Mr. Samuel G. Dawson is chief executive officer of Pape-Dawson Engineers, Inc. one of the largest and most respected engineering firms in Texas, with offices in San Antonio, Austin, Houston, Dallas and Fort Worth. He graduated from The University of Texas at Austin with a B.S. degree in civil engineering. In addition to managing the engineering firm, Mr. Dawson is a community leader who has contributed countless hours to various Texas organizations. He has served as president or chairman of the Greater San Antonio Chamber of Commerce, The University of Texas Engineering Advisory Board, Trinity Baptist Church Deacon Council, The University of Texas at San Antonio Engineering Advisory Council, the Witte Museum Board, Texas Society of Professional Engineers, American Society of Civil Engineers, the Rotary Club of San Antonio, the San Antonio Mobility Coalition, Professional Engineers in Private Practice and The Tobin Center for the Performing Arts. In 2013, Mr. Dawson was inducted into The University of Texas Cockrell School of Engineering Department of Civil, Architectural and Environmental Engineering Academy of Distinguished Alumni. It is because of his business operations and management, as well as his knowledge of the communities we serve, that the Board has concluded that Mr. Dawson should continue serving on the Board.

Crawford H. Edwards	Director since 2005

Fort Worth, Texas native Mr. Crawford H. Edwards is president of Cassco Land Co., Inc. and is the fifth generation of his family involved in managing his family’s ranching business. Since 2005, he has been engaged in the investing in and managing of commercial real estate. After graduating with a bachelor of general studies degree from Texas Christian University and the TCU Ranch Management program, he worked as a petroleum landman in Midland, Texas. Mr. Edwards serves on the board of directors of the Texas and Southwestern Cattle Raisers Association, the Southwestern Exposition and Livestock Show and the National Finance Credit Corporation. It is because of this experience, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Edwards should continue serving on the Board.

Ruben M. Escobedo	Director since 1996

Mr. Ruben M. Escobedo is the former senior partner of Ruben Escobedo & Co., CPA, where he managed his own company for 30 years. A native of Floresville, Texas, he received a bachelor of business administration degree from St. Mary’s University. He began his practice of public accounting with Price Waterhouse in New York. He serves on the board of directors of CST Brands, Inc. (Corner Store), where he is on the Audit Committee. He is a past director of Valero Energy Corporation. Mr. Escobedo is past chair of the Audit Committee at The University of Texas at San Antonio. He is past chair of the board of trustees of the Catholic Community Foundation and is past chair of the board of trustees of St. Mary’s University and the Historical Centre Foundation. Mr. Escobedo is founding chair of the San Antonio-Mexico Foundation for Education and was co-chair of the $22.5 million capital campaign for San Fernando Cathedral. It is because of his extensive and varied accounting experience and years of experience at Cullen/Frost, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Escobedo should continue serving on the Board.

Patrick B. Frost	Director since 1997

Mr. Patrick B. Frost is President of Frost Bank. A native of San Antonio, he earned a BA degree in Economics from Vanderbilt University and an MBA degree from The University of Texas at Austin. He is the Chairman of the Audit Committee of The University of Texas Health Science Center, former chairman of the Free Trade Alliance of San Antonio and vice-chairman of the Santa Rosa Children’s Hospital Foundation. Mr. Frost is also a trustee of the San Antonio Medical Foundation and serves on the board of trustees of United Way of San Antonio. He is on the Executive Committee of the San Antonio Livestock Exposition, and was advisory council chairman of The University of Texas at San Antonio College of Business. Mr. Frost was chair of the local organizing committee for the NCAA Men’s Final Four in 2004, 2008 and 2018 and chair of the Alamo Bowl in 2003 and 2013. It is because of his experience in banking and his many years at Cullen/Frost, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Frost should continue serving on the Board.

Phillip D. Green	Director since 2016

Mr. Phillip D. Green serves as chairman and chief executive officer of Cullen/Frost Bankers, Inc. and Frost Bank. Mr. Green joined the Cullen/Frost organization in July 1980 and served in a number of managerial positions in the company’s financial division before being named chief financial officer in 1995, a position he held until 2015. He was named group executive vice president in 2001 and president of Cullen/Frost in 2015. Mr. Green also previously had oversight for Frost’s technology, operations and capital markets areas. In recent years he has helped lead the company’s efforts to enhance its technology and product offerings as a part of delivering outstanding customer experiences. Mr. Green was a member of the management team that helped Frost navigate the Texas downtown of the 1980s, as well as the financial crisis of 2008 in which Frost declined the TARP funding program. Frost was the first bank in the nation to publicly decline to apply for TARP funds. Mr. Green is a past president and director of the South Texas Chapter of the Financial Executives Institute (FEI). He is also a past director and executive committee member of the San Antonio Symphony. He has served on the advisory committee for strategic planning for the Boy Scouts of San Antonio. Mr. Green is a past board member and a member of the investment committee for the Baptist Health Foundation of San Antonio. He currently serves on The University of Texas at Austin McCombs School of Business Accounting Advisory Council. Mr. Green graduated with honors from The University of Texas at Austin in 1977, earning a bachelor’s degree in accounting. He is a Certified Public Accountant. Prior to joining Frost, he spent three years in public accounting with Ernst & Ernst. It is because of his experience in banking and his many years at Cullen/Frost and Frost Bank, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Green should continue serving on the Board.

David J. Haemisegger	Director since 2008

Mr. David J. Haemisegger is president of the NorthPark Management Company, which manages NorthPark Center, a major shopping mall in Dallas, Texas. After graduating with a BA degree from Princeton University in his native New Jersey, he earned an MBA degree from the Wharton School at the University of Pennsylvania. He was president and chief operating officer of the Raymond D. Nasher Company until 1995, when he became president of NorthPark Management Company. Mr. Haemisegger is president and a member of the board of trustees and the Audit and Finance Committees at both the Nasher Foundation and the Nasher Sculpture Center. Mr. Haemisegger is Chairman of the board of trustees at the Hockaday School in Dallas where he previously served as the school’s treasurer for five years. In addition, he is a member of the board of trustees of the Dallas Museum of Art and a former member of the board of directors and the Audit, Loan and Executive Committees of NorthPark National Bank. It is because of his experience in banking and real estate, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Haemisegger should continue serving on the Board.

Karen E. Jennings	Director since 2001

Mrs. Karen Jennings was senior executive vice president of Human Resources and Corporate Communications at Southwestern Bell Corporation, which became AT&T, Inc. During her long tenure at AT&T, she also held the positions of senior executive vice president of Human Resources and Corporate Communications, and president—Missouri for Southwestern Bell Telephone Company. Mrs. Jennings grew up in Carleton, Michigan, graduating from the University of Arkansas with a BS degree in Education. She also attended the executive education program at the University of Michigan and Northwestern University. She serves on the board of directors of Ladies Pro Golf Association (LPGA). It is because of her experience in business operations, management and telecommunications experience, as well as her knowledge of the communities we serve, that our Board has concluded that Mrs. Jennings should continue serving on the Board.

Richard M. Kleberg III	Director since 1992

Mr. Richard M. (Tres) Kleberg III, a fifth generation Texan from Kingsville, Texas, has been managing partner of SFD Enterprises, LLC, a private family investment management firm, for over 30 years. He is a graduate of Trinity University with a BS degree in Political Science and the Southwest Graduate School of Banking at Southern Methodist University. He joined Frost Bank’s executive training program after college and became a trust and business development officer and then a commercial loan officer. Mr. Kleberg served on the board and Audit Committee of the Abraxas Petroleum Corporation for 16 years and was a director and served on the Audit Committee of Kleberg First National Bank. He served as a director and a member of the Investment/ Finance and Compensation Committee of the King Ranch, Inc. He currently serves on the board of trustees of Trinity University and sat on the Finance Committee for more than 25 years. Mr. Kleberg is on the advisory board of The Children’s Hospital of San Antonio Foundation. He is also a current member and past chair of the board of the San Antonio Livestock Exposition Educational Fund, Inc. Mr. Kleberg was appointed to serve as the civilian aide to the Secretary of the Army Texas/South in 2008. In addition, he serves on the development board of The University of Texas Health Science Center in San Antonio and on the Chancellor’s Advisory Council of The University of Texas. He is also a trustee of the Naval Aviation Museum Foundation. It is because of his experience in banking and his years of experience at Cullen/Frost, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Kleberg should continue serving on the Board.

Charles W. Matthews	Director since 2010

Mr. Charles W. Matthews, formerly general counsel of Exxon Mobil Corporation, spent his entire career at Exxon, the world’s largest energy company. A graduate of The University of Texas at Austin with a BA degree in government, he earned a JD degree from the University of Houston and joined Humble Oil, now known as Exxon Mobil, upon graduation. He rose in the law department to become vice president and general counsel of Exxon Mobil. He was responsible for coordinating the legal and regulatory efforts to facilitate the merger between Exxon Corporation and Mobil Corporation. As general counsel, Mr. Matthews oversaw the company’s law department, consisting of more than 460 lawyers with offices in 40 countries. A native of Houston, he has served as a national trustee for the Southwestern Region of The Boys and Girls Clubs of America. He is a member of the advisory board and the past chairman of the University of Houston Law Foundation. Mr. Matthews is also past chair and past president of the Ex-Students Association and a member of the Texas Exes Scholarship Foundation of The University of Texas. He serves on the boards of Trinity Industries Inc., and Children’s Medical Center of Dallas and is past chair of the Texas Cultural Trust. It is because of his experience in corporate governance and the in-depth knowledge of the opportunities and challenges facing energy companies, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Matthews should continue serving on the Board.

Ida Clement Steen	Director since 1996

A native of Kingsville, Texas, Mrs. Ida Clement (Weisie) Steen gained investment experience through managing personal holdings for the past 40 years. She is regent emerita for the Texas A&M University System, where she served on the Finance Committee and as special liaison to the Texas Growth Fund Board. A graduate of Trinity University, she was a teacher and administrator at Learning About Learning Educational Foundation. She chaired the 2011 Texas Inaugural Committee as well as the 150th anniversary celebration of King Ranch, Inc. Mrs. Steen has served as chair of the board of trustees of San Antonio Academy and as vice chair and trustee of the Santa Rosa Children’s Hospital Foundation Endowment Fund. She served on the six-member Texas State Preservation Board, which is chaired by the governor and oversees the State Capitol, the Texas State History Museum and the Governor’s Mansion. By gubernatorial appointment, she sits on the three-member Texas Alcoholic Beverage Commission, the agency that regulates all phases of the alcoholic beverage industry in Texas. It is because of her experience in investing and her years of experience at Cullen/Frost, as well as her knowledge of the communities we serve, that our Board has concluded that Mrs. Steen should continue serving on the Board.

Graham Weston	Nominated to stand for election to the Board in 2017

Mr. Graham Weston co-founded Rackspace Hosting, Ltd. During his almost 20 year tenure at the company, headquartered in his hometown of San Antonio he served as CEO (on two occasions) and Chairman of the Board. Rackspace advanced from a start-up company in 1998, to a public company in 2008, to a company with annual revenue of $2 billion dollars when it sold in 2016, resulting in a privately owned company. A graduate of Texas A & M University and serial entrepreneur, Mr. Weston formed Weston Urban, LLC, to focus on downtown real estate development. He has taken an active role in helping to revitalize San Antonio’s urban core and start-up ecosystem. Mr. Weston was instrumental in the creation of Geekdom and funds the 80/20 Foundation for the purpose of investing in programs to encourage entrepreneurship, technology education, and development in downtown San Antonio. It is because of his knowledge and experience in the technology industry and his insight into a wide variety of areas, including the increasingly important world of cyber security and extending technology to customers, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Weston should serve on the Board.

Horace Wilkins, Jr.	Director since 1997

Mr. Horace Wilkins, Jr. was president of Special Markets and a regional president of Southwestern Bell Corporation, which became AT&T, Inc. during his 30-year career with the company. A native of Fort Worth, he received a BS degree in Social Biology from Yale University and earned an MBA degree in General Business from the University of Dallas. He is a member of the board and serves on the Compensation and Benefits Committee of U.S. Sugar Corporation. Mr. Wilkins is former chairman of the board of The Jordan Development Corporation. It is because of his experience in business operations, management and telecommunications and his years of service at Cullen/Frost, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Wilkins should continue serving on the Board.

Miscellaneous Information

There are no arrangements or understandings between any nominee or Director of Cullen/Frost and any other person regarding such nominee’s or Director’s selection as such.

CERTAIN CORPORATE GOVERNANCE MATTERS

Cullen/Frost believes that it has operated over the years with sound corporate governance practices that exemplify its commitment to integrity and to protect both the interests of its shareholders and the other constituencies that it serves. These practices include a substantially independent Board, periodic meetings of non-management Directors, and a sound and comprehensive code of conduct, which obligates Directors and all employees to adhere to the highest legal and ethical business practices. A review of some of Cullen/Frost’s corporate governance measures is set forth below.

Director Independence

The Board believes that a substantial majority of its members should be independent within the meaning of the NYSE’s rules. To this end, the Board reviews annually the relevant facts and circumstances regarding relationships between Directors and Cullen/Frost. The purpose of the Board’s review is to determine whether any Director has a material relationship with Cullen/Frost (either directly or as a partner, shareholder or officer of an organization that has a relationship with Cullen/Frost).

In connection with the Board’s latest review, the Board determined that the following Directors, who compose approximately 80% of the Board, are independent within the meaning of the NYSE’s rules: Mr. R. Denny Alexander, Mr. Carlos Alvarez, Dr. Chris M. Avery, Mr. Samuel G. Dawson, Mr. Crawford H. Edwards, Mr. Ruben M. Escobedo, Mr. David J. Haemisegger, Mrs. Karen E. Jennings, Mr. Richard M. Kleberg, III, Mr. Charles W. Matthews, Mrs. Ida Clement Steen, and Mr. Horace Wilkins, Jr. Mr. Patrick B. Frost and Mr. Phillip D. Green are not independent because they are executive officers of Cullen/Frost. The Board has determined that Mr. Graham Weston is not independent within the meaning of the NYSE’s rules because he controls, and has an ownership interest in, entities that have entered into certain banking, property and service transactions with Cullen/Frost and its subsidiaries, described under Certain Transactions and Relationships, that exceed the quantitative thresholds set forth in the NYSE’s bright-line independence tests. The Corporate Governance and Nominating Committee has reviewed each of these transactions in accordance with the criteria described in “Certain Transactions and Relationships-Policies and Procedures for Review, Approval or Ratification of Related Party Transactions” and has determined that the transactions were all entered into in the ordinary course of business, have substantially the same terms as those prevailing at the time for comparable transactions with persons not related to Mr. Weston, and did not present unfavorable features. In particular, the Corporate Governance and Nominating Committee noted that Mr. Weston was not a Director or nominee for Director at the time these transactions were entered into.

In making its independence determinations, the Board considers the NYSE’s rules, as well as the standards set forth below. The Board adopted these standards pursuant to the NYSE’s rules to assist in making independence determinations. For purposes of the standards, the term “Cullen/Frost Entity” means, collectively, Cullen/Frost and each of its subsidiaries.

Credit Relationships.    A proposed or outstanding relationship that consists of an extension of credit by a Cullen/Frost Entity to a Director or a person or entity that is affiliated, associated or related to a Director should not be deemed to be a material relationship if it satisfies each of the following criteria:

•	It is not categorized as “classified” by the Cullen/Frost Entity or any regulatory authority that supervises the Cullen/Frost Entity.

•

It is made on terms and under circumstances, including credit standards, that are substantially similar to those prevailing at the time for comparable relationships with other unrelated persons or entities and, if subject to the Federal Reserve Board’s Regulation O (12 C.F.R. Part 215), is made in accordance with Regulation O.

•

In the event that it was not made, in the case of a proposed extension of credit, or it was terminated in the normal course of the Cullen/Frost Entity’s business, in the case of an outstanding extension of credit, the action would not reasonably be expected to have a material adverse effect on the Director or the business results of operations or financial condition of any person or entity related to such Director.

The Board determined that credit relationships with each of our independent Directors satisfied these criteria.

Non-Credit Banking or Financial Products or Services Relationships.    A proposed or outstanding relationship in which a Director or a person or entity that is affiliated, associated or related to a Director procures non-credit banking or financial products or services from a Cullen/Frost Entity should not be deemed to be a material relationship if it (i) has been or will be offered in the ordinary course of the Cullen/Frost Entity’s business and (ii) has been or will be offered on terms and under circumstances that were or are substantially similar to those prevailing at the time for comparable non-credit banking or financial products or services provided by the Cullen/Frost Entity to other unrelated persons or entities. The Board determined that non-credit banking or financial products or services relationships with each of our independent Directors satisfied these criteria.

Property or Services Relationships.    A proposed or outstanding relationship in which a Director or a person or Entity that is affiliated, associated or related to a Director provides property or services to a Cullen/Frost Entity should not be deemed to be a material relationship if the property or services (i) have been or will be procured in the ordinary course of the Cullen/Frost Entity’s business and (ii) have been or will be procured on terms and under circumstances that were or are substantially similar to those that the Cullen/Frost Entity would expect in procuring comparable property or services from other unrelated persons or entities. The Board determined that the lease arrangements involving Cullen/Frost Entities and companies in which Mr. R. Denny Alexander and Mr. Crawford H. Edwards have interests as well as the services provided to Cullen/Frost Entities by companies in which Dr. Chris Avery and Mr. Samuel G. Dawson have interests, as further described under Certain Transactions and Relationships elsewhere in this document, satisfied these criteria.

Meetings of Non-Management Directors

Cullen/Frost’s non-management Directors meet in executive sessions without members of management present at each regularly scheduled meeting of the Board. The Lead Director and Chairman of the Board’s Corporate Governance and Nominating Committee presides at the executive sessions. As discussed above under “General Information about the Board of Directors—Leadership Structure”, Mr. Royce S. Caldwell currently serves as the Lead Director and Chairman of the Board’s Corporate Governance and Nominating Committee and Mr. Charles W. Matthews will succeed Mr. Caldwell in these positions upon Mr. Caldwell’s retirement on April 27, 2017.

Communications with Directors

The Board has established a mechanism for shareholders or other interested parties to communicate with the non-management Directors as a group and with the presiding non-management Lead Director. All such communications, which can be anonymous or confidential, should be addressed to the Board of Directors of Cullen/Frost Bankers, Inc., c/o Corporate Secretary, 100 West Houston Street, San Antonio, Texas 78205.

In addition, the Board has established a mechanism for shareholders or other interested parties that have concerns or complaints regarding accounting, internal accounting controls or auditing matters to communicate them to the Audit Committee. Such concerns or complaints, which can be confidential, should be addressed to the Audit Committee of Cullen/Frost Bankers, Inc., c/o Corporate Secretary, 100 West Houston Street, San Antonio, Texas 78205.

For shareholders or other interested parties desiring to communicate with the non-management Directors, the presiding non-management Lead Director or the Audit Committee by e-mail, telephone or U.S. mail, please see the information set forth on Cullen/Frost’s website at frostbank.com. Alternatively, any shareholder or other interested party may communicate in writing by contacting the Corporate Secretary, Stan McCormick, at 100 West Houston Street, San Antonio, Texas 78205. These communications can be confidential.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which reaffirm Cullen/Frost’s commitment to having strong corporate governance practices. The Guidelines set forth, among other things, the policies of the Board with respect to Board composition, selection of Directors, Director orientation and continuing training, executive sessions of non-management Directors, Director compensation and Director responsibilities. The Guidelines are available on Cullen/Frost’s website at frostbank.com or in print to any shareholder making a request by contacting the Corporate Secretary, Stan McCormick, at 100 West Houston Street, San Antonio, Texas 78205.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics for Directors and Cullen/Frost employees, including Cullen/Frost’s Chief Executive Officer, Chief Financial Officer and principal accounting officer. The Code addresses, among other things, honest and ethical conduct, accurate and timely financial reporting, compliance with applicable laws, accountability for adherence to the Code and prompt internal reporting of violations of the Code. The Code prohibits retaliation against any Director, officer or employee who in good faith reports a potential violation. The Code is available on Cullen/Frost’s website at frostbank.com or in print to any shareholder making a request by contacting the Corporate Secretary, Stan McCormick at 100 West Houston Street, San Antonio, Texas 78205. As required by law, Cullen/Frost will disclose any amendments to or waivers from the Code that apply to its Chief Executive Officer, Chief Financial Officer and principal accounting officer by posting such information on its website at frostbank.com.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation and Benefits Committee Governance

Charter.    The charter of the Compensation and Benefits Committee is posted on Cullen/Frost’s website at frostbank.com.

Scope of authority.    The primary function of the Compensation and Benefits Committee is to assist the Board in fulfilling its oversight responsibility with respect to:

•	Establishing, in consultation with senior management, Cullen/Frost’s general compensation philosophy, and overseeing the development of Cullen/Frost’s compensation and benefits programs;

•	Overseeing the evaluation of Cullen/Frost’s executive management;

•

Reviewing and approving the corporate goals and objectives relevant to the compensation of the CEO, evaluating the performance of the CEO in light of those goals and objectives and setting the CEO’s compensation level based on this evaluation;

•

Making recommendations to the Board with respect to, and if appropriate under the circumstances, approving on behalf of the Board, non-CEO Executive Officer compensation and any adoption of or amendment to a material compensation or benefit plan, including any incentive compensation plan or equity based plan;

•	Discharging any duties or responsibilities imposed on the Committee by any of Cullen/Frost’s compensation or benefit plans;

•	Providing oversight of regulatory compliance with respect to compensation matters;

•

Reviewing and making recommendations to the Board with respect to the components and amount of Board compensation in relation to other similarly situated companies. The Board retains the authority to set director compensation and to make changes to director compensation;

•

Preparing any report or other disclosure required to be prepared by the Committee for inclusion in Cullen/Frost’s annual proxy statement in accordance with applicable rules and regulations of the Securities and Exchange Commission; and

•	Preparing a summary of the actions taken at each Committee meeting to be presented to the Board at the next Board meeting.

Delegation authority.    Although the Committee approves the normal annual grant of equity to officers, it delegates authority to the CEO to allocate a specified pool of equity compensation awards to address special needs as they arise.

Role of executive officers.    After consulting with the Committee’s compensation consultant, the CEO recommends to the Committee base salary, target incentive levels, actual incentive payments and long-term incentive grants for Company officers. The Committee considers, discusses and modifies the CEO’s recommendations, as appropriate, and takes action on such proposals. The CEO does not make recommendations to the Committee on his own pay levels. The Committee, in executive session and without members of Cullen/Frost’s management present, determines the pay levels for the CEO to be ratified by the Board.

Role of compensation consultants.    The Committee retains Meridian Compensation Partners, LLC (“Meridian”) to serve as its outside independent compensation consultant.

Meridian’s role is to serve and assist the Committee in its review and oversight of executive and director compensation practices and to assist the CEO and company management in reviewing, assessing, and developing recommendations for Cullen/Frost’s executive compensation programs.

The nature and scope of services rendered by Meridian on the Committee’s behalf is described below:

•	Review of competitive market pay analyses, as needed, including executive compensation benchmarking services, proxy data studies, Board of Director pay studies, dilution analyses, and market trends;

•	Ongoing support with regard to the latest relevant regulatory, technical, and/or accounting considerations impacting compensation and benefit programs;

•	Assistance with the redesign of any compensation or benefit programs, if desired/needed;

•	Preparation for and attendance at selected management, committee, or Board of Director meetings; and

•	Other miscellaneous requests that occur throughout the year.

The Committee did not direct Meridian to perform the above services in any particular manner or under any particular method. The Committee has the final authority to hire and terminate its consultant, and the Committee evaluates the consultant annually.

In 2016, Meridian did not provide any services for the Committee or Cullen/Frost outside of the compensation consulting services outlined above.

In its January 2016 and 2017 meetings, the Committee reviewed the independence of Meridian as its consultant. Specifically, the Committee took into account the six independence factors as adopted by the SEC in Rule 10C-1 under the Exchange Act and applicable NYSE rules. The Committee determined that Meridian is an independent adviser to the Committee.

The Committee’s consultant from Meridian attended all of the regularly scheduled Committee meetings in 2016. The Committee’s consultant assisted the Committee with the market data and an assessment of executive compensation levels and program design, CEO compensation, and support on various regulatory and technical issues.

Compensation and Benefits Committee Interlocks and Insider Participation

During the last fiscal year, none of the members of the Compensation and Benefits Committee (Royce S. Caldwell, Ruben M. Escobedo, Karen E. Jennings and Charles W. Matthews) was or had ever been one of our officers or employees. In addition, during the last fiscal year, none of our executive officers served as a member of the board of directors of the compensation committee of any other entity that has one or more executive officers serving on our Board or Compensation and Benefits Committee. Some of the members of the Compensation and Benefits Committee, and some of their associates, are current or past customers of one or more of Cullen/Frost’s subsidiaries. Since January 1, 2016, transactions between these persons and such subsidiaries have occurred, including borrowings. In the opinion of management, all of the transactions have been in the ordinary course of business, have had substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender, and did not involve more than the normal risk of collectability or present other unfavorable features. Additional transactions may take place in the future.

Compensation and Benefits Committee Report

The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussions, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2016.

Royce S. Caldwell, Committee Chairman

Ruben M. Escobedo

Karen E. Jennings

Charles W. Matthews

Compensation Discussion and Analysis

Executive Summary

Cullen/Frost is a financial holding company, headquartered in San Antonio, Texas, with approximately 136 financial centers throughout Texas. As one of the 50 largest U.S. banks, we provide a wide range of banking, investment and insurance services to businesses and individuals in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, we have helped clients with their financial needs during three centuries. Over the years, we’ve grown significantly, but what hasn’t changed is our commitment to our values and to the relationships we’ve forged. Those relationships include our employees. We believe a key factor in our success is consistency—consistency in culture, philosophy and management and consistency in executive pay philosophy and practices.

At Cullen/Frost, we enjoy a strong history of sound and profitable performance. We believe everyone is significant at our Company and successful performance occurs when everyone works together as a team with common goals. As a result, our executive compensation programs generally focus on total company success. At Cullen/Frost, we believe in providing a “square deal” for our shareholders, customers and employees. Therefore, we generally target our executive compensation, at target, at approximately the 50th percentile of the external market while taking into account various other factors, including market conditions, company performance, internal equity, and individual experience levels, among other things. Because we believe Cullen/Frost is a safe and sound place to do business, we strive to avoid excessive risk, and do not offer executive compensation programs that would encourage the taking of such risks. Further, we believe that the consistency and continuity of our management team serves to enhance our conservative risk profile. The average tenure with Cullen/Frost of the six Named Executive Officers (as defined below) included in this proxy statement is in excess of 36 years. Finally, we structure our executive compensation programs to align management and shareholder interests.

Key 2016 Performance.    2016 was another great year for Cullen/Frost. We achieved a strong level of net income of $296 million realizing record earnings for our Company as well as slightly exceeding our budgeted expectations. As a result of our strong performance and consistent with our pay-for-performance compensation philosophy, annual incentives paid to our Named Executive Officers for 2016 performance were paid at target.

2016 Compensation Actions.    During 2016, in light of our continued strong financial performance, the following decisions were made concerning compensation of the Named Executive Officers with the exception of Mr. Evans (who retired on March 31, 2016):

•	Increases to base pay approximating 3.7% on average effective January 1, 2017;

•	Annual incentive payments for 2016 performance paid in 2017 at target; and

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Long-term incentive award grants consisting of 50% performance share units and 50% restricted stock units based on market value at target on date of grant. The Compensation and Benefits Committee believes that performance share units will further motivate and reward executives to deliver long-term sustained performance aligned with shareholder interests.

We believe that our executive compensation programs successfully balance elements of fixed compensation, short-term and long-term incentives and benefit programs consistent with our core values of integrity, caring and excellence.

Management Succession Completed.    Effective as of March 31, 2016, we completed our previously announced management transition when Mr. Green assumed the roles of Chairman of the Board and Chief Executive Officer of Cullen/Frost and Frost Bank upon Mr. Evans’ retirement. Mr.  Bracher also assumed the role of President of Cullen/Frost as of that date.

2016 Say On Pay Vote

The 2016 Annual Shareholders Meeting was held on April 28th. This marked the sixth annual “Say on Pay” vote by shareholders of Cullen/Frost. The shareholders showed their approval of the Company’s executive pay programs with 97% of all votes cast being in favor of approval of the executive pay programs. The Compensation and Benefits Committee (the “Committee”) and the Board were very appreciative of the positive vote and the strong message it delivered. The strong shareholder support has reaffirmed the Committee’s approach to executive compensation philosophy and programs. Accordingly, for 2016 the Committee continued to administer the same conservative reward programs and to demonstrate the same consistent pay philosophies that have been in place historically. And while that program remains true to its conservative nature, the Committee did make one change in the long-term incentive award vehicles. The Committee, in its discretion, chose to grant Performance Share Units as opposed to Stock Options during 2016.

Named Executive Officers

This Compensation Discussion and Analysis is included to provide the material information necessary for our shareholders to understand the objectives and policies of Cullen/Frost’s compensation program for the two officers serving as CEO, each during a different portion of the year, the CFO, and the other three most highly compensated executive officers of Cullen/Frost (collectively, the “Named Executive Officers”) and to describe how these policies were implemented for 2016 performance. The following executives were our “Named Executive Officers” for 2016:

Phillip D. Green	Chairman of the Board and Chief Executive Officer of Cullen/Frost; Chairman of the Board and Chief Executive Officer of Frost Bank
Richard W. Evans, Jr.(1)	Former Chairman of the Board and Chief Executive Officer of Cullen/Frost; Former Chairman of the Board and Chief Executive Officer of Frost Bank
Jerry Salinas	Group Executive Vice President and Chief Financial Officer of Cullen/Frost; Group Executive Vice President and Chief Financial Officer of Frost Bank
Paul H. Bracher	President of Cullen/Frost; Group Executive Vice President and Chief Banking Officer of Frost Bank
Patrick B. Frost	Group Executive Vice President and President of Frost Bank
William L. Perotti	Group Executive Vice President and Chief Risk Officer of Frost Bank

(1)	Mr. Evans retired his positions with Cullen/Frost and Frost Bank effective as of March 31, 2016.

Objectives of the Compensation Program

The Cullen/Frost compensation program is administered by the Committee. The objectives of the program are to:

•	Reward current performance;

•	Motivate future performance;

•	Enhance risk management;

•	Encourage teamwork;

•	Remain competitive as compared to the external marketplace;

•	Maintain a position of internal equity among our executive management team;

•	Effectively retain Cullen/Frost’s executive management team; and

•	Increase shareholder value by strategically aligning executive management and shareholder interests.

Design of the Total Compensation Program and Overview of Compensation Decisions made in 2016

Pay Philosophy

In general, it is Cullen/Frost’s compensation philosophy to generally target aggregate executive compensation at target for each of our executives at the 50th percentile of the external market (as described below). Actual compensation paid to executives reflects the Company’s performance versus market and therefore may fall above or below the 50th percentile in a given year. In addition to external competitiveness, the Committee evaluates the following factors when making compensation decisions for executive officers:

•	Performance (Company, segment and individual);

•	Internal equity;

•	Experience;

•	Strategic importance;

•	Technical implications such as tax, accounting, and shareholder dilution; and

•	Advice from the independent compensation consultants.

The Committee does not assign a specific weighting to these factors and may exercise its discretion when making compensation decisions for Named Executive Officers.

When reviewing the components of the compensation program, the Committee, together with Mr. Green, the Chief Human Resources Officer, and the Committee’s independent compensation consultant, work to ensure the total package is competitive with the external marketplace and remains balanced from an internal equity standpoint. However, the Committee believes that it is the total package that should be competitive, and not necessarily the individual elements.

Mr. Green makes recommendations to the Committee on the pay levels of his direct reports (including the other Named Executive Officers) for the Committee’s review and approval. The Committee reviews a total compensation tally sheet for Mr. Green annually. Cullen/Frost uses the tally sheet to inform the Committee on Mr. Green’s total compensation and accumulated wealth from the Company’s equity and retirement benefit plans. Mr. Green does not make recommendations to the Committee on his own pay levels. The Committee, in executive session and without members of Company management present, determines the pay levels for Mr. Green to be ratified by the Board. Mr. Evans’ 2016 compensation through the date of his retirement was determined in accordance with the procedure used to determine Mr. Green’s compensation.

The Committee does not maintain a stated policy with regard to cash versus non-cash compensation. However, the allocation of cash and non-cash compensation for each of the Named Executive Officers is reviewed by the Committee annually.

In general, the Committee does not take into account amounts realizable from prior compensation when making future pay decisions. However, previous grant date amounts and values are considered, particularly when establishing long-term incentive award grants.

In light of the volatility in the U.S. financial markets in the last several years and the concern over executive compensation among financial institutions, the Committee has taken the additional measure of meeting annually with senior officers, including the Chief Risk Officer, as well as the Committee’s compensation consultant, to discuss the risk profile of our total executive compensation program for Named Executive Officers. For 2016, the Committee determined that the Company’s total compensation program, which balances fixed compensation (base pay and retirement benefits) and various forms of shorter- and longer-term incentive pay (annual cash incentive and equity compensation), did not encourage excessive or unnecessary risks.

Benchmarking and Peer Companies

Under the direction of the Committee, the Company, together with Meridian, the Committee’s independent external compensation consultant, conducts an annual competitiveness review of base pay, annual incentive pay and long-term incentive pay. The competitiveness of other forms of pay is reviewed on a periodic basis, as determined by the Committee.

External market data is provided by Meridian. For purposes of benchmarking executive compensation, the Committee has determined that the external market should be defined as peer companies in the banking industry of a similar asset size to Cullen/Frost. For 2016, Meridian provided market data collected from public filings for the following 20 peer companies.

Associated Banc-Corp BankUnited, Inc. BOK Financial Corporation Commerce Bancshares East West Bancorp, Inc. First Citizens BancShares, Inc. First Horizon National Corporation	F.N.B. Corporation Hancock Holding Company People’s United Financial, Inc. Popular, Inc. Prosperity Bancshares, Inc. Signature Bank SVB Financial Group	Synovus Financial Corporation Umpqua Holdings Corporation Valley National Bancorp Webster Financial Corporation Wintrust Financial Corporation Zions Bancorporation

For 2016, Meridian reviewed our compensation peer group and recommended the following changes which were approved by the Committee:

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Removed City National Corporation, FirstMerit Corporation, and First Niagra Financial Group, Inc. because they were acquired; and removed Comerica Incorporation and First Republic Bank because they fell outside of our targeted range in total assets as discussed below.

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Added BankUnited, Inc., F.N.B. Corporation, Hancock Holding Company, People’s United Financial, Inc., Valley National Bancorp, and Wintrust Financial Corporation because they meet our peer selection criteria and allowed us to maintain a comparable number of peer companies as used previously.

The peer group was developed based on the following criteria:

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Size—Companies with assets comparable to Cullen/Frost. The median asset size of the peer group listed above is $28.3 billion as of June 30, 2016 as compared to Cullen/Frost’s asset size of $29.0 billion as of the same date.

•	Industry—Companies in the commercial banking industry sector.

•	Locality—Commercial banks headquartered across the United States.

•	Sample Size—A peer group with 15-20 companies.

Additionally, market data was collected by Meridian from multiple published survey sources representing national financial institutions of a similar asset size to Cullen/Frost. The Committee believes that the combination of peer company data and survey data reflects Cullen/Frost’s external market for business and executive talent. Accordingly, the Committee uses both of these sources when targeting Cullen/Frost’s executive target aggregate compensation at the 50th percentile of the external market. The Committee does not utilize any stated weighting of external market data relative to other factors to determine compensation levels of the Named Executive Officers. Instead, the Committee, in consultation with Meridian evaluates the market data, along with the other factors listed previously to determine the appropriate compensation levels of the Named Executive Officers on an individual basis.

Relation of Pay Practices to Risk Management

Key elements of Cullen/Frost’s mission are to build long-term relationships based on safe, sound assets. In support of its mission, our Company has long adhered to compensation policies and practices, described below, that are designed to support strong risk management.

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We pay base salaries to our employees that are competitive and that represent a significant portion of their compensation and, therefore, do not encourage excessive risk taking to increase compensation. We believe that our Company generally pays a greater share of total compensation to our employees in base salary than do our competitors which we believe is an effective risk management tool.

•

Cash annual incentive compensation, which represents a small percentage of the Company’s total revenue, is awarded to many employees within Cullen/Frost to encourage excellence in delivering value to our customers and sustained superior financial performance to our shareholders.

•

As our Company is dedicated to relationship banking, incentives for business line employees typically emphasize such factors as the level of client contact and success in meeting clients’ overall needs, as well as production volume.

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Our employees as a group, through long-term equity-based awards and investment in Company stock under the 401(k) Plan (described below) for employees of Cullen/Frost and other holdings, are significant holders of Cullen/Frost stock.

Based on the points above, the Committee therefore does not believe that our compensation policies and practices encourage taking excessive or unnecessary risk. The Committee, together with our Chief Human Resources Officer and Chief Risk Officer, regularly reviews all plans identified as potentially creating risk, regardless of magnitude, particularly with respect to executive officers. Based on the structure of our Company’s longstanding compensation policies and practices, the Committee believes that those compensation policies and practices are not reasonably likely to have a material adverse effect on Cullen/Frost.

Elements of the 2016 Compensation Program and Key 2017 Actions

To ensure achievement of our executive compensation program objectives, compensation is provided to the Named Executive Officers in the following elements:

•	Base Pay;

•	Annual Incentive Pay;

•	Long-Term Incentive Pay;

•	Benefits;

•	Perquisites; and

•	Post-Termination Pay.

The purpose, design, determination of amounts, and 2016 pay decisions are described below.

Base Pay

Base pay is an important element of executive compensation because it provides executives with a base level of monthly income. As discussed in the Pay Philosophy section, internal and external equity, performance, experience, and other factors are considered when establishing base salaries. The Committee does not assign a specific weighting to these factors when making compensation decisions. Base salary changes are generally approved in October of each year and are effective January 1st of the following year. No specific weighting is targeted for base salaries as a percentage of total compensation.

During its Fall 2016 meeting, the Committee approved 2017 base pay increases for the Named Executive Officers with the exception of Mr. Evans. The increases were based on external market data provided by Meridian, internal equity, any change in responsibility, and each individual’s performance. The base pay increases approved by the Committee are as follows:

Named Executive Officer	2016 Base Salary	2017 Base Salary	% Change
Phillip D. Green	$950,000	$975,000	2.6%

Jerry Salinas	500,000	535,000	7.0%

Paul H. Bracher	530,000	545,000	2.8%

Patrick B. Frost	520,000	535,000	2.9%

William L. Perotti	520,000	535,000	2.9%

The base pay increases approved by the Committee for the Named Executive Officers became effective January 1, 2017 and approximated an average of 3.7% of existing base pay. Base pay levels for 2016 are listed above and are also set forth in the Summary Compensation Table.

Annual Incentive Pay

Annual incentive pay is provided to Named Executive Officers to recognize achievement of annual financial targets and is paid in accordance with the quantitative and qualitative terms of the Bonus Plan for the Chief Executive Officer and the Executive Management Bonus Plan, which covers the other Named Executive Officers. This award is paid in the form of a cash incentive payment.

The Bonus Plan for the Chief Executive Officer differs from that of the other Named Executive Officers. Both bonus plans are described in the sections that follow.

2016 Annual Incentives for the Chief Executive Officer and the Chairman; 2017 Action.    Annually, during its first-quarter meeting, the Committee establishes a cap tied to net income for the Chief Executive Officer’s annual incentive, thereby directly relating the Chief Executive Officer’s annual incentive to the performance of Cullen/Frost. This measurement has historically been 0.8% of net income and, after the close of the fiscal year, the Committee then exercises only downward discretion to arrive at an annual incentive payment amount for Mr. Green. Traditionally, the Committee has not paid an incentive to the CEO at the full 0.8% of fiscal year net income, but closer to a target of 90—100% of his base salary depending on the performance of the Company and the CEO.

For 2016, the Committee again approved a cap of 0.8% of fiscal year net income for Mr. Green’s annual incentive and a target incentive of 90% of his base salary. To determine his annual incentive payment amount, the Committee exercised downward discretion based on the following qualitative measures approved by the Committee.

Performance Measures	Description
Operating Results	Provides direction to ensure that Cullen/Frost meets its financial goals, both in terms of achieving budgetary results and in its commitment to performance compared to its peers.

Leadership	Leads Cullen/Frost, setting a philosophy—based on the corporate culture—that is well understood, widely supported, consistently applied, and effectively implemented.

Strategic Planning	Establishes clear objectives and develops strategic policies to ensure growth in Cullen/Frost’s core business and expansion through appropriate acquisitions. Is committed to the utilization of advanced technology applications to support these growth goals, and maintains the long-term interest of Cullen/Frost in all actions.

Human Capital Management and Development

Ensures the effective recruitment of a diverse workforce, consistent retention of key employees and the ongoing motivation of all staff. Offers personal involvement in the recruiting process and provides feedback.

Communications	Serves as chief spokesperson for Cullen/Frost, communicating effectively with all of its shareholders.

External Relations	Establishes and maintains relationships with the investment community to keep them informed on Cullen/Frost’s progress. Serves in a leadership role in civic, professional and community organizations. Reinforces key customer relationships through regular market visits and customer contacts.

Board Relations	Works closely with the Board to keep them fully informed on all important aspects of the status and development of Cullen/Frost. Facilitates the Board’s composition and committee structure, as well as its governance and any regulatory agency relations.

The Board must ratify the annual incentive payment amount determined and certified by the Committee for Mr. Green.

Cullen/Frost’s budget for a given year typically represents a meaningful increase in earnings per share over the previous year. In finalizing a budget, the current economic, regulatory and interest rate environments are considered as well as market expectations. The budget must be ratified by the Board. For 2016, the Company’s budgeted level for net income was $295 million. Actual performance for 2016 slightly exceeded this level, as the Company realized actual net income of $296 million.

In light of these factors, and taking into account the qualitative measures shown above, the Committee exercised downward discretion from the initial cap of 0.8% of net income. The Committee elected to pay an annual incentive to Mr. Green at target of $855,000. This was ratified by the Board on January 26, 2017, and can be seen in the Summary Compensation Table.

For 2017, the Committee has again approved a cap for the CEO of 0.8% of fiscal year net income.

At its October 2016 meeting, the Committee reviewed the competitiveness of Mr. Green’s annual incentive target. The target level appeared to be slightly lower than prevailing target levels in the external market. Therefore, the Committee chose to increase the target to 100% of base salary earnings for Mr. Green for 2017.

Under the terms of Mr. Evans’ letter agreement that was entered into in July 2015 upon announcement of his retirement effective March 31, 2016, Mr. Evans was eligible to receive a pro-rata 2016 annual cash incentive for the period through his retirement, based on performance as determined by the Committee. Mr. Evans was paid a cash incentive payment at target of $300,000. This incentive plan payment can be seen in the Summary Compensation Table.

Annual Incentive Plan for the Other Named Executives.    The remaining Named Executive Officers participate in the Executive Management Bonus Plan. Annually, an incentive pool is generated based on the financial performance of Cullen/Frost versus the budgeted expectations for the year. The incentive pool is funded at target if Cullen/Frost’s financial performance meets budget and is funded below target if Cullen/Frost’s financial performance falls below budget. A minimum percentage of budget must be achieved before the annual incentive pool is funded, and no incentive payments are made unless Cullen/Frost attains this minimum threshold. The incentive pool may be funded above target if Cullen/Frost achieves financial performance above budget. The Committee approves the corporate and individual objectives as well as the payment targets, which are expressed as a percentage of the executives’ base salary for the year. There is not a stated cap on this plan. However, over the past decade, the most paid to any Named Executive Officer was 15% above the executive’s pre-established annual incentive target for the applicable year.

For 2016, Cullen/Frost established the following individual targets as a percentage of 2016 base salary for the Named Executive Officers in the Executive Management Bonus Plan:

Jerry Salinas	75%

Paul H. Bracher	75%

Patrick B. Frost	75%

William L. Perotti	75%

The individual targets are not formula driven and no specific weighting is targeted for annual incentive pay as a percentage of total compensation. For each of the Named Executive Officers in the Management Bonus Plan, the targets are set at the discretion of the Chief Executive Officer and must be approved by the Committee. The incentive targets are based on external market data provided by Meridian, internal equity considerations, and strategic objectives for corporate performance. The individual targets for the next year are reviewed annually at the Fall meeting of the Committee and altered as deemed appropriate.

Payment amounts for the Named Executive Officers, with the exception of the Chief Executive Officer, are made based on recommendations of the Chief Executive Officer and approval of the Committee. Annual incentive amounts in excess of, or below target may be paid at the discretion of the Chief Executive Officer with the approval of the Committee. Before the Chief Executive Officer makes recommendations to the Committee regarding annual incentive payments for the other Named Executive Officers, the Chief Executive Officer discusses these issues with Meridian. The Committee has the discretion to approve, disapprove or alter the Chief Executive Officer’s recommendations.

The primary criterion for annual incentive payments for the Named Executive Officers (other than the Chief Executive Officer) is the measurement of actual net income vs. budgeted net income for Cullen/Frost.

As previously stated, Cullen/Frost’s actual performance met and slightly exceeded budgeted expectations for 2016. As a result, the Chief Executive Officer recommended to the Committee that annual incentive payments be paid to Mr. Salinas, Mr. Bracher, Mr. Frost and Mr. Perotti at target for 2016. The Committee approved this recommendation. The 2016 annual incentives were paid in February of 2017 and can be seen in the Summary Compensation Table.

In October 2016, the Committee reviewed the competitiveness of each Named Executive Officer’s incentive target level and determined that they were generally in line with the 50th percentile of the external market for their positions based on the information provided by Meridian. The Committee elected to maintain the same target levels for the Named Executive Officers in 2017 as they had in 2016. As previously stated, the target represents a percentage of base earnings.

Long-Term Incentive Pay

Long-term incentives are awarded to the Named Executive Officers in an effort to align management and shareholder interests, ensure future performance of Cullen/Frost, enhance stock ownership opportunities, and increase shareholder value. Cullen/Frost maintains the 2015 Omnibus Incentive Plan which was approved by shareholders and authorizes the granting of the following types of awards for executives:

•	Stock Options;

•	Stock Appreciation Rights;

•	Restricted Stock and Restricted Stock Units;

•	Performance Unit and Performance Share Awards;

•	Cash-Based Awards; and

•	Other Stock-Based Awards.

As shown in the Summary Compensation Table, traditionally long-term incentives have been awarded to the Named Executive Officers in the form of stock options, restricted stock, and when appropriate, restricted stock units. During 2016, the Committee elected to award performance share units to the Named Executive Officers instead of the stock options previously utilized. The decision was made to grant performance share units as opposed to stock options to even more closely tie the interests of the Named Executive Officers with that of the shareholders and to provide an explicit incentive for Executive Management to focus their efforts on maximizing shareholder value.

The size of the long-term incentive grant is determined by the Committee, taking into account a variety of factors including the value of prior year grants when made, external market data, internal equity considerations, individual and company performance, overall share usage, shareholder dilution and cost. It has generally been the Committee’s practice to award long-term incentives in a combined package of approximately half stock options and half restricted stock or restricted stock units, based on the estimated economic value of awards on the date of grant. In 2016, the Committee elected to likewise maintain an equally weighted mix of performance share units and restricted stock units. The weighting between performance share units and restricted stock units allows Cullen/Frost to strike a balance between performance and retention and minimizes the impact to shareholder dilution.

Performance Share Units.    Performance share units are utilized to align management and shareholder interests and to reward executives with shareholder value creation. In 2016, performance share units were granted based on a market price of $76.07, the closing price of a share of the Company stock on the date of grant, October 25, 2016. The grant includes a three-year performance period beginning January 1, 2017 and ending December 31, 2019. The performance metric is Return on Assets relative to the Peer Group as previously listed. Award vesting is as follows:

Performance Level Achieved Relative to Peer Group	Award Payout Percentage
<25th Percentile	0% of Target
25th Percentile	50% of Target
50th Percentile	100% of Target
75th Percentile or greater	150% of Target

The vesting of the performance share units is subject to Committee certification and the exercise of downward discretion. Achievement between the percentiles listed above will be determined based on straight-line interpolation as determined by the Committee in its discretion. The performance metric and vesting schedule were strategically chosen to be competitive, enhance our retention efforts and help to manage shareholder dilution.

Restricted Stock Units.    Restricted stock units are granted to create an immediate link to shareholder interests, enhance ownership opportunities and maintain a stable executive team. The awards granted in 2016 generally vest 100% four years from the date of the grant. This vesting schedule is both competitive and consistent with our traditional practice and encourages long-term value creation.

While the Committee believes a significant portion of Named Executive Officers’ total compensation should be linked to Cullen/Frost’s stock price, no specific weighting is targeted for long-term incentive pay as a percentage of total compensation.

During its October 2016 meeting, the Committee reviewed the competitiveness of the long-term incentive program for the Named Executive Officers. External market data was provided by Meridian. In reviewing peer data, the Committee observed that the long-term incentive opportunities for Cullen/Frost’s Named Executive Officers were below the competitive median.

The Committee primarily considered these external factors, along with internal factors such as equity, performance, share usage, dilution, and cost to determine the 2016 long-term incentive grants.

In its review, the Committee determined that it was critical to continue to place a strong emphasis on future financial performance and increasing shareholder value, while offering a competitive total compensation package overall. In 2016, the Committee took into account the change in the market value of Company stock as compared to the prior year, along with the Committee’s desire to maintain competitive posture as it relates to award value, and, in its discretion, awarded long-term incentives to the Named Executive Officers of similar, if not slightly higher, economic value as compared to the prior year’s grant. For long-term incentives granted in 2016, the Committee elected to utilize a mix of half performance share units and half restricted units, based on the estimated economic value of the awards at the time of grant. The awards granted in 2016 can be seen in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

The Committee believes that the Company’s use of performance share units and restricted stock units continues to create a strong alignment of executive team and shareholder interests.

Historically, the Committee has generally approved and granted long-term incentive awards to the Named Executive Officers and any other designated employees at its Fall meeting or at the hire date of new designated employees, as applicable. While Cullen/Frost maintains no policy, whether official or unofficial, for timing the granting of stock options or other equity-based awards in advance of the release of material nonpublic information, our practice has been to grant long-term incentive awards on the date of the Fall Committee meeting.

Benefits

Cullen/Frost provides a benefits package including health and welfare and retirement benefits to remain competitive with the market and to help meet the health and retirement security needs of our employees, including the Named Executive Officers. The following table provides a brief summary of Cullen/Frost’s retirement benefit programs and those eligible to participate:

Retirement Benefit Plan	Purpose	Named Executive Officer Participation	All Employee Participation

401(k) Plan	A tax-qualified retirement plan to provide for the welfare and future financial security of the employee as well as align employee and shareholder interests.	✓	✓

Thrift Plan for the 401(k)	A non-qualified plan to provide benefits comparable to the 401(k) for Named Executive Officers that would otherwise be reduced due to Internal Revenue Code limits.	✓

Profit Sharing Plan	A tax-qualified retirement plan to provide for the welfare and future financial security of the employee.	✓	✓

Profit Sharing Restoration Plan	A non-qualified plan that provides benefits comparable to the Profit Sharing Plan for Named Executive Officers that would otherwise be reduced due to Internal Revenue Code limits.	✓

Retirement Plan(1)	A tax-qualified pension plan to provide for the welfare and future financial security of the employee.	✓	✓

Retirement Restoration Plan(1)	A non-qualified plan to provide benefits comparable to the Retirement Plan for Named Executive Officers that would otherwise be reduced due to Internal Revenue Code limits.	✓

SERP(2)	A non-qualified plan to provide target retirement benefits for Mr. Evans.	✓

Deferred Compensation Plan	A non-qualified plan to preserve Cullen/Frost’s tax deduction under Section 162(m), and to provide a vehicle for the deferment of nondeductible income.	✓

(1)	The Retirement Plan was frozen on December 31, 2001.

(2)	SERP for Mr. Evans was reduced to a zero balance during 2016 due to Mr. Evan’s retirement.

For a detailed description of the above-referenced benefit plans, see the narrative following the 2016 Pension Benefits Table (Page 43). See the All Other Compensation Table (Page 39) for detail on benefits received by the Named Executive Officers.

Perquisites

Cullen/Frost uses perquisites for Named Executive Officers to provide a competitive offering and to provide certain conveniences that we believe are reasonable. We do not pay tax reimbursements on perquisites. The aggregate perquisite value received by each Named Executive Officer can be seen in the All Other Compensation Table. Below is a brief summary of the perquisites provided and the rationale for their use:

Physical Examinations.    In order to ensure the continued health of our executive team, the Named Executive Officers were given the opportunity to undergo a thorough physical examination with the physician of their choice with the cost to be underwritten by Cullen/Frost subject to a cap.

Personal Financial Planning Services.    To ensure the continued financial stability of our executive team, and to help maximize the amount executives realize from our compensation programs, the Named Executive Officers were given the opportunity to engage a financial advisor of their choice to provide personal financial planning services with the cost to be underwritten by Cullen/Frost subject to a cap.

Home Security Services.    To ensure the safety of our executive team, home security services are provided in certain instances.

Club Memberships.    Club memberships are provided to all the Named Executive Officers to be used at their discretion for both personal and business purposes. This provides the Named Executive Officers with the ongoing opportunity to network with other community leaders.

Use of Jet Aircraft.    Through a provider in the fractional aircraft industry, Cullen/Frost has acquired use of jet aircraft hours. Use of these aircraft hours is provided to the Named Executive Officers in connection with their extensive business travel requirements. This service is afforded to the Named Executive Officers to reduce travel time and related disruptions and to provide additional security, thereby increasing their availability, efficiency, and productivity. Mr. Green has been authorized to use a portion of the aircraft hours for non-business purposes, which should generally not exceed ten percent of the available hours annually. Mr. Green did not use the jet aircraft hours for non-business purposes during 2016. Mr. Evans, along with Mr. Green and Mr. Salinas, did incur imputed income in connection with family members accompanying them on business related travel. Imputed income rates are determined using the Standard Industry Fare Level (SIFL).

Life Insurance.    Group life insurance is provided to the Named Executive Officers with a death benefit equal to three times base salary earnings for the most recent year, not to exceed $2,000,000. See the All Other Compensation Table for more detail.

Agreements with Named Executive Officers

Change in Control Agreements.    Cullen/Frost has change-in-control agreements with each of its Named Executive Officers as well as certain other key employees of the Company. The primary intent of these agreements is to:

•	help executives evaluate objectively whether a potential change in control is in the best interests of shareholders;

•	help protect against the departure of executives, thus assuring continuity of management, in the event of an actual or threatened merger or change in control; and

•	provide compensation and benefit protection following a change in control that is comparable to the protections available from competing employers.

Under the agreements, Mr. Green and Mr. Frost could receive severance payments of three times base salary and target annual incentive plus a prorated annual incentive payment for the year of termination, and Mr. Bracher, Mr. Perotti and Mr. Salinas could receive severance payments of two times base salary and target annual incentive plus a prorated annual incentive payment for the year of termination, if their positions were terminated by Cullen/Frost within two years following a “Change in Control” and their employment was terminated, for reasons other than Cause, death, disability or retirement. “Cause” is generally defined in the agreements as an executive’s (1) willful and continued failure to substantially perform his duties after delivery of a written demand for substantial performance; (2) willful engagement in conduct materially injurious to Cullen/Frost; or (3) conviction of a felony. The Committee established the change-in-control benefits at their current level to be competitive and to provide executives with a level of pay and benefits comparable to what they had immediately prior to a change in control.

“Change in Control’’ is generally considered in the agreements to be:

•	an acquisition of beneficial ownership of 20% or more of Cullen/Frost Common Stock by an individual, corporation, partnership, group, association, or other person;

•	certain changes in the composition of a majority of the Board; or

•	certain other events involving a merger or consolidation of Cullen/Frost or a sale of substantially all of its assets.

Further, the change-in-control agreements provide that the Named Executive Officers would receive the severance payments described above if they terminate their employment for Good Reason within two years following a change-in-control. “Good Reason” is generally considered in the agreements as one or more of the following:

•	a significant change or reduction in the executive’s responsibilities;

•	an involuntary transfer of the executive to a location that is 50 miles farther than the distance between the executive’s current residence and Cullen/Frost’s headquarters;

•	a significant reduction in the executive’s current compensation;

•	the failure of any successor to Cullen/Frost to assume the executive’s change-in-control agreement; or

•	any termination of the executive’s employment that is not effected pursuant to a written notice which indicates the reasons for the termination.

The change-in-control agreements also provide for a continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for three years for Mr. Green and Mr. Frost, and two years for the remaining Named Executive Officers following termination of employment without Cause or for Good Reason. The agreements do not provide for any tax gross-up payments. Instead, the agreements contain a “net-better” cutback provision, meaning that an executive’s severance and other change-in-control benefits would be cut back to the level that eliminates the excise taxes due to excess parachute payments if such a cutback would put the executive in a better after-tax position than receiving the severance and other change-in-control benefits and paying the corresponding excise tax.

Under the change-in-control agreements, if the executive becomes entitled to the severance benefits described above, all stock options that did not otherwise vest in conjunction with the change in control would become immediately exercisable and all the vesting restrictions would lapse on all outstanding restricted shares and restricted stock units. Additionally, the performance metric on any outstanding performance share units would be determined to have been earned as of the change-in-control date but the award itself would continue to be subject to the time-based vesting for the remainder of the performance period. The exception to this schedule would be if the Named Executive Officer were terminated without cause within two years following the change-in-control and then the award would become fully vested as of that date if earlier than the original close of the time-based vesting period. As described in previous year’s proxy statements, the 2015 Omnibus Incentive Plan that was approved by our shareholders in 2015 provides for “double-trigger” vesting of equity-based awards on a change-in-control, thereby eliminating the immediate “single-trigger” vesting of stock options and lapsing of restrictions of restricted shares/units upon a change-in-control that was a provision of our prior equity plan.

Under the change-in-control agreements, a change in control would have no impact on benefits available to Named Executive Officers under the frozen retirement and retirement restoration plans.

The Committee believes that the change-in-control agreements are consistent with our objective to remain competitive, as compared to the external marketplace, with our executive compensation program. The change-in-control agreements do not affect decisions to be made regarding other elements of compensation and with the removal of the potential tax gross-up payment and the change to double-trigger equity vesting under these agreements, we believe we have strengthened our commitment to our originally stated objectives.

For detailed estimated payments upon a qualifying termination following a change in control, please see the Change-in-Control Payments Table.

Cullen/Frost does not maintain any other severance policies or employment contracts in place for its Named Executive Officers.

Consulting Agreement with Mr. Evans.    At the request of the Company, Mr. Evans agreed to provide consulting services to Cullen/Frost for five years following his March 31, 2016 retirement. The Company entered into a consulting agreement with Mr. Evans and agreed to pay Mr. Evans fees in the amount of $600,000 for the first year of the consulting term, with fees being reduced to $350,000 for the second and third years of the term and further reduced to $200,000 for the final two years of the term. In addition to providing the consulting services, Mr. Evans agreed not to compete with Cullen/Frost or to solicit any customers or employees of Cullen/Frost for the duration of the consulting term and for the three year period thereafter. Fees paid to Mr. Evans during 2016 in accordance with the agreement can be seen in the All Other Compensation Table.

Policy on 162(m)

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction to $1,000,000 in a taxable year for compensation paid to each “covered employee” of Cullen/Frost, which under Section 162(m), includes all the Named Executive Officers (other than our Chief Financial Officer), unless the compensation is “performance based” (within the meaning of Section 162(m)).

In order to help preserve Cullen/Frost’s tax deduction, the Committee approved the Cullen/Frost Bankers, Inc. Deferred Compensation Plan For Covered Employees. In the event that a “covered employee’s” total compensation would exceed the amount deductible under Section 162(m), this plan provides for the deferral of cash components of the “covered employee’s” compensation until the plan year after he or she ceases to be a “covered employee” or upon his or her death or disability. For 2016, Mr. Evans was the only “covered employee” participating in the plan. The Company has reserved the ability to pay non-deductible compensation.

For 2016, non-deductible compensation for Mr. Evans totaled approximately $73,698. As Mr. Evan retired during 2016, the Committee did not defer any of Mr. Evans’ 2016 compensation.

Other Policies

Stock Ownership Guidelines

The Committee maintains Stock Ownership Guidelines for Executive Officers and Directors. The guidelines approved by the Committee are:

Participant	Target Ownership Level
Chairman and Chief Executive Officer	Five times Base Salary
All Other Executive Officers	Three times Base Salary
Outside Directors	Five times Annual Cash Retainer

For purposes of determining stock ownership levels, the following forms of equity interests are included in stock ownership calculations:

•	Stock owned outright or under direct ownership control;

•	Unvested Restricted Stock and Unvested Restricted Stock Units;

•	Deferred Stock Units; and

•	Shares owned through Company retirement plans.

Any new participants are given five years from the date they become an eligible participant to reach the guideline.

Participants’ actual ownership levels are compared to the stated guidelines by the Chairman of the Board and reviewed by the Committee annually. All Named Executive Officers have satisfied the guidelines.

Anti-Hedging Policy

The Committee maintains an Anti-Hedging Policy for Directors and Executives. The policy states that it is inappropriate for any Executive Officer or Director to enter into any financial transaction that reduces the monetary risk associated with owning Cullen/Frost stock.

Policy on Recovery of Awards

Cullen/Frost currently has no written policy with respect to recovery of awards when financial statements are restated. However, in the event of a restatement of Cullen/Frost’s financial statements, we would recover any awards as required by applicable law.

Conclusion

The Committee strongly believes that our 2016 Compensation Program was competitive from an external standpoint and equitable from an internal standpoint. In addition, we are satisfied that our objectives were met by the program. We fully anticipate continuing to administer an executive compensation program that is conservative, remaining consistent with our corporate philosophy.

2016 Compensation

2016 Summary Compensation Table

The Table below gives information on compensation for the Named Executive Officers for 2016 and reflects titles for our Named Executive Officers as in effect as of December 31, 2016:

2016 Summary Compensation Table

Name and Principal Position(1)	Year	Salary	Stock Awards(2)	Option Awards	Non Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Phillip D. Green	2016	$950,000	$1,677,813	$—	$855,000	$94,478	$119,970	$3,697,261
Chairman of the Board and CEO of Cullen/Frost, Chairman of the Board and CEO of Frost Bank	2015 2014	565,000 515,000	901,774 237,549	838,472 272,704	226,000 309,000	80,997 196,164	101,774 89,071	2,714,017 1,619,488

Jerry Salinas	2016	500,000	383,375	—	375,000	35,297	61,720	1,355,392
Group Executive Vice President and Chief Financial Officer of Cullen/Frost. Group Executive Vice President and Chief Financial Officer of Frost Bank	2015	400,000	200,539	186,381	100,000	24,361	47,146	958,427

Paul H. Bracher	2016	530,000	311,948	—	397,500	59,841	79,046	1,378,335
President of Cullen/Frost, Group Executive Vice President and Chief Banking Officer of Frost Bank	2015 2014	500,000 463,500	150,404 156,262	139,725 179,608	187,500 278,100	45,517 124,370	73,237 66,911	1,096,383 1,268,751

Patrick B. Frost	2016	520,000	287,167	—	390,000	70,385	81,930	1,349,482
Group Executive Vice President and President of Frost Bank	2015 2014	485,000 463,500	150,404 156,262	139,725 179,608	169,750 278,100	43,327 145,363	78,893 71,661	1,067,099 1,294,494

William L. Perotti	2016	520,000	287,167	—	390,000	60,654	77,854	1,335,675
Group Executive Vice President and Chief Risk Officer of Frost Bank	2015 2014	500,000 463,500	150,404 156,262	139,725 179,608	187,500 278,100	43,511 125,940	74,721 68,145	1,095,861 1,271,555

Richard W. Evans, Jr.	2016	300,000	—	—	300,000	—	541,943	1,141,943
Former Chairman of the Board and CEO of Cullen/ Frost, Former Chairman of the Board and CEO of Frost Bank	2015 2014	975,000 920,000	1,001,392 1,052,004	931,662 1,207,323	487,500 920,000	392,397 428,099	206,459 194,655	3,994,410 4,722,081

(1)	As described above under “2016 Leadership Changes”, Mr. Green became Chairman of the Board of Directors and Chief Executive Officer of Cullen/Frost and of Frost Bank effective as of April 1, 2016, upon Mr. Evans’ retirement from those positions. Mr. Bracher succeeded Mr. Green as President of Cullen/Frost effective as of April 1, 2016.

(2)	Amounts shown in the Stock Awards column represent the FASB ASC Topic 718 grant date fair value of performance share units and restricted stock units granted during 2016. See note 12 to the Consolidated Financial Statements in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of the associated assumptions used in the valuation of stock-based compensation awards. Amounts shown in the Option Awards column represent the FASB ASC Topic 718 grant date fair value of options granted in 2014 and 2015.

(3)	Amounts shown represent payments under the Bonus Plan for the Chief Executive Officer (with respect to Mr. Evans and Mr. Green) and the Executive Management Bonus Plan (with respect to the other Named Executive Officers).

(4)	Amounts shown represent the combined change in actuarial present value for both the Retirement Plan and the accompanying Retirement Restoration Plan, both of which were frozen on December 31, 2001. The change in value for Mr. Evans represents an increase in the actuarial present value of the Retirement Plan and the accompanying Retirement Restoration Plan of $25,786 along with a decrease in the actuarial present value of the SERP benefit of $3,840,765 during 2016. See note 12 to the Consolidated Financial Statements in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of the associated assumptions used in the valuation of these benefits. There were no above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified.

(5)	This column includes other compensation not properly reported elsewhere in this table. The All Other Compensation Table that follows provides additional detail regarding the amounts in this column.

2016 All Other Compensation Table

Name	Year	Perquisites and Other Personal Benefits(1)	Thrift Plan Match(2)	Group Term Life	Executive Life Insurance	401-K Match	Profit Sharing Contribution(3)	Consulting Fees(4)	Total
Richard W. Evans, Jr.	2016	$30,922	$—	$371	$—	$15,900	$94,750	$400,000	$541,943
	2015	36,436	43,014	1,359	19,000	15,900	90,750	—	206,459
	2014	33,588	39,600	1,482	19,000	15,600	85,385	—	194,655
Phillip D. Green	2016	16,990	41,100	2,280	—	15,900	43,700	—	119,970
	2015	24,859	18,175	2,090	—	15,900	40,750	—	101,774
	2014	17,573	15,300	1,265	—	15,600	39,333	—	89,071
Jerry Salinas	2016	5,771	14,100	798	—	15,900	25,151	—	61,720
	2015	9,335	8,179	732	—	15,900	13,000	—	47,146
Paul H. Bracher	2016	7,543	15,900	798	—	15,900	38,905	—	79,046
	2015	5,693	14,237	732	—	15,900	36,675	—	73,237
	2014	5,303	12,210	798	—	15,600	33,000	—	66,911
Patrick B. Frost	2016	10,295	15,300	2,280	—	15,900	38,155	—	81,930
	2015	10,900	13,328	2,090	—	15,900	36,675	—	78,893
	2014	8,573	12,210	2,278	—	15,600	33,000	—	71,661
William L. Perotti	2016	6,951	15,300	798	—	15,900	38,905	—	77,854
	2015	7,177	14,237	732	—	15,900	36,675	—	74,721
	2014	6,537	12,210	798	—	15,600	33,000	—	68,145

(1)	Amounts shown include the following perquisites, as applicable:

•	Personal Financial Planning Services;

•	Physical Examinations;

•	Home Security Services;

•	Club Memberships; and

•	Personal Aircraft Usage.

Imputed Income rates associated with aircraft usage are determined using the Standard Industry Fare Level.

(2)	Cullen/Frost contributions to the Thrift Incentive Plan.

(3)	Amounts shown include contributions to both the Profit Sharing Plan and the Profit Sharing Restoration Plan. Contributions for 2016 to the Profit Sharing Plan and the Profit Sharing Restoration Plan were made on March 11, 2016 and were based on 2015 earnings.

(4)	Amount shown above represents consulting fees paid to Mr. Evans in accordance with the Consulting Agreement between the Company and Mr. Evans. These fees were paid during 2016 but after Mr. Evans retirement on March 31, 2016.

2016 Grants of Plan-Based Awards

The following table provides information concerning non-equity awards for 2016 paid in February 2017 under the Bonus Plan for the Chief Executive Officer (with respect to Mr. Evans and Mr. Green) and the Executive Management Bonus Plan (with respect to the other Named Executive Officers) and each grant of an equity award made to a Named Executive Officer in 2016 under the Cullen/Frost Bankers, Inc. 2015 Omnibus Incentive Plan:

2016 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	Grant Date Fair Value of All Other Stock Awards	All Other Option Awards: Number of Securities Underlying Options	Grant Date Fair Value of All Other Option Awards(2)	Grant Date Fair Value of Stock Awards
		Threshold	Target	Maximum	Threshold Shares	Target Shares	Maximum Shares
Richard W Evans, Jr.		$—	$300,000	$—	—	—	—	—	$—	—	—	$—
Phillip D. Green	10/25/16	—	855,000	—	5,755	11,510	17,265	11,510	875,566	—	—	1,677,813
Jerry Salinas	10/25/16	—	375,000	—	1,315	2,630	3,945	2,630	200,064	—	—	383,375
Paul H. Bracher	10/25/16	—	397,500	—	1,070	2,140	3,210	2,140	162,790	—	—	311,948
Patrick B. Frost	10/25/16	—	390,000	—	985	1,970	2,955	1,970	149,858	—	—	287,167
William L. Perotti	10/25/16	—	390,000	—	985	1,970	2,955	1,970	149,858	—	—	287,167

(1)	Amounts shown represent the grant date fair value of the performance share units granted on October 25, 2016, which carry a three-year performance period beginning January 1, 2017 and ending December 31, 2019. Performance Share Unit awards will be adjusted based on performance and paid as soon as practicable after the conclusion of the performance period. At the time awards are paid, the Named Executive Officer will be eligible to receive a Dividend Equivalent Payment in an amount equal to the dividends that would have been paid during the Performance Period but only to the extent the underlying Award vests.

(2)	Amounts shown represent the grant date fair value of restricted stock unit awards granted on October 25, 2016, which fully vest on the fourth anniversary of their grant date. The grant date fair value was $76.07 per share of restricted stock unit, which was the closing price of Cullen/Frost’s stock on the date of grant. Dividend equivalent payments are paid on awards of restricted stock units at the same rate as dividends paid to shareholders generally, which was $0.53 per share in the first quarter of 2016 and $0.54 per share in the second, third and fourth quarters of 2016.

Holdings of Previously Awarded Equity

The following table sets forth outstanding equity awards held by each of our Named Executive Officers as of December 31, 2016 (market value shown is based on the closing price of CFR as of 12/30/16, the last business day of the year):

Outstanding Equity Awards at Fiscal Year-End 2016

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested	Award Vesting Date
Richard W. Evans, Jr.	10/23/12	16,253	—	—	$54.56	03/31/21	—	$—	—	$—	—
	10/29/13	37,583	12,527	—	71.39	03/31/21	15,060	1,328,744	—	—	10/29/17
	10/28/14	33,005	33,005	—	78.92	03/31/21	13,330	1,176,106	—	—	10/28/18
	10/27/15	19,170	57,510	—	65.11	03/31/21	15,380	1,356,977	—	—	03/31/19

							43,770	3,861,827
Phillip D. Green	10/22/07	20,000	—	—	$48.85	10/22/17	—	$—	—	$—	—
	10/21/08	20,000	—	—	52.44	10/21/18	—	—	—	—	—
	10/20/09	14,210	—	—	50.64	10/20/19	—	—	—	—	—
	10/26/10	14,210	—	—	52.46	10/26/20	—	—	—	—	—
	10/25/11	18,580	—	—	48.00	10/25/21	—	—	—	—	—
	10/23/12	15,900	—	—	54.56	10/23/22	—	—	—	—	—
	10/29/13	9,195	3,065	—	71.39	10/29/23	3,690	325,569	—	—	10/29/17
	10/28/14	7,455	7,455	—	78.92	10/28/24	3,010	265,572	—	—	10/28/18
	10/27/15	17,253	51,757	—	65.11	10/27/25	13,850	1,221,986	—	—	10/27/19
	10/25/16						11,510	1,015,527	11,510	1,015,527	10/25/20

							32,060	2,828,654	11,510	1,015,527
Jerry Salinas	10/21/08	12,000	—	—	$52.44	10/21/18	—	$—	—	$—	—
	10/20/09	12,000	—	—	50.64	10/20/19	—	—	—	—	—
	10/26/10	12,000	—	—	52.46	10/26/20	—	—	—	—	—
	10/25/11	12,000	—	—	48.00	10/25/21	—	—	—	—	—
	10/23/12	12,000	—	—	54.56	10/23/22	—	—	—	—	—
	10/29/13	6,930	2,310	—	71.39	10/29/23	—	—	—	—	—
	10/28/14	6,000	6,000	—	78.92	10/28/24	—	—	—	—	—
	10/27/15	3,835	11,505	—	65.11	10/27/25	3,080	271,748	—	—	10/27/19
	10/25/16						2,630	232,045	2,630	232,045	10/25/20

							5,710	503,793	2,630	232,045
Paul H. Bracher	10/20/09	9,360	—	—	$50.64	10/20/19	—	$—	—	$—	—
	10/26/10	9,360	—	—	52.46	10/26/20	—	—	—	—	—
	10/25/11	12,250	—	—	48.00	10/25/21	—	—	—	—	—
	10/23/12	10,490	—	—	54.56	10/23/22	—	—	—	—	—
	10/29/13	6,060	2,020	—	71.39	10/29/23	2,430	214,399	—	—	10/29/17
	10/28/14	4,910	4,910	—	78.92	10/28/24	1,980	174,695	—	—	10/28/18
	10/27/15	2,875	8,625	—	65.11	10/27/25	2,310	203,811	—		10/27/19
	10/25/16						2,140	188,812	2,140	188,812	10/25/20

							8,860	781,717	2,140	188,812
Patrick B. Frost	10/22/07	13,000	—	—	$48.85	10/22/17	—	$—	—	$—	—
	10/21/08	13,000	—	—	52.44	10/21/18	—	—	—	—	—
	10/20/09	9,360	—	—	50.64	10/20/19	—	—	—	—	—
	10/26/10	9,360	—	—	52.46	10/26/20	—	—	—	—	—
	10/25/11	12,250	—	—	48.00	10/25/21	—	—	—	—	—
	10/23/12	10,490	—	—	54.56	10/23/22	—	—	—	—	—
	10/29/13	6,060	2,020	—	71.39	10/29/23	2,430	214,399	—	—	10/29/17
	10/28/14	4,910	4,910	—	78.92	10/28/24	1,980	174,695	—	—	10/28/18
	10/27/15	2,875	8,625	—	65.11	10/27/25	2,310	203,811	—	—	10/27/19
	10/25/16						1,970	173,813	1,970	173,813	10/25/20

							8,690	766,718	1,970	173,813
William L. Perotti	10/21/08	13,000	—	—	$52.44	10/21/18	—	$—	—	$—	—
	10/20/09	9,360	—	—	50.64	10/20/19	—	—	—	—	—
	10/26/10	9,360	—	—	52.46	10/26/20	—	—	—	—	—
	10/25/11	12,250	—	—	48.00	10/25/21	—	—	—	—	—
	10/23/12	10,490	—	—	54.56	10/23/22	—	—	—	—	—
	10/29/13	6,060	2,020	—	71.39	10/29/23	2,430	214,399	—	—	10/29/17
	10/28/14	4,910	4,910	—	78.92	10/28/24	1,980	174,695	—	—	10/28/18
	10/27/15	2,875	8,625	—	65.11	10/27/25	2,310	203,811	—	—	10/27/19
	10/25/16			—			1,970	173,813	1,970	173,813	10/25/20

							8,690	766,718	1,970	173,813

(1)	All options vest 25% per year beginning on the first anniversary of their grant date. Vesting dates for the various stock option grants shown above are as follows:

Grant Date	Portion Vesting		Vesting Date
10/22/07	25 25 25 25	% % % %	10/22/08 10/22/09 10/22/10 10/22/11
10/21/08	25 25 25 25	% % % %	10/21/09 10/21/10 10/21/11 10/21/12
10/20/09	25 25 25 25	% % % %	10/20/10 10/20/11 10/20/12 10/20/13
10/26/10	25 25 25 25	% % % %	10/26/11 10/26/12 10/26/13 10/26/14
10/25/11	25 25 25 25	% % % %	10/25/12 10/25/13 10/25/14 10/25/15
10/23/12	25 25 25 25	% % % %	10/23/13 10/23/14 10/23/15 10/23/16
10/29/13	25 25 25 25	% % % %	10/29/14 10/29/15 10/29/16 10/29/17
10/28/14	25 25 25 25	% % % %	10/28/15 10/28/16 10/28/17 10/28/18
10/27/15	25 25 25 25	% % % %	10/27/16 10/27/17 10/27/18 10/27/19

(2)	All restricted stock awards and restricted stock units fully vest on the fourth anniversary of their grant date. As discussed previously, all Named Executives were awarded restricted stock units in 2016. In the case of the restricted stock units only, should the Named Executive Officer retire at or above the age of 65, the units will vest at the earlier of four years from the grant date or three years from the date of retirement.

2016 Option Exercises and Stock Vested

The following table sets forth the value realized by each of our Named Executive Officers as a result of the exercise of options and the vesting of stock awards/units in 2016.

Option Exercises and Stock Vested Table 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Richard W. Evans, Jr.	455,847	$8,616,800	19,480	$1,458,662
Phillip D. Green	13,500	155,780	4,770	357,178
Jerry Salinas	12,000	471,677	—	—
Paul H. Bracher	13,000	294,910	3,140	235,123
Patrick B. Frost	10,500	103,383	3,140	235,123
William L. Perotti	13,000	480,277	3,140	235,123

The Named Executive Officers did not defer receipt of any amount on exercise or vesting of awards.

2016 Post-Employment Benefits

Pension Benefits

The following table details the defined benefit pension plans in which each of our Named Executive Officers participated in 2016:

Pension Benefits Table 2016

Name	Plan Name	Number of Years of Credited Service(2)	Present Value of Accumulated Benefits(3)	Payments During Last Fiscal Year
Richard W. Evans, Jr.	Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated) (1) (4)	30.8334	$928,541	$47,830
Phillip D. Green		21.4167	649,853	—
Jerry Salinas		15.7500	409,868	—
Paul H. Bracher		20.3334	566,852	—
Patrick B. Frost		17.4167	417,846	—
William L. Perotti		20.3334	546,274	—

Richard W. Evans, Jr.	Restoration of Retirement Income Plan for Participants in the Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated)(1)(4)	30.8334	4,308,246	221,922
Phillip D. Green		21.4167	887,727	—
Jerry Salinas		15.7500	86,404	—
Paul H. Bracher		20.3334	330,628	—
Patrick B. Frost		17.4167	501,997	—
William L. Perotti		20.3334	328,489	—

Richard W. Evans, Jr.	Cullen/Frost Bankers, Inc. Supplemental Executive Retirement Plan(4)	43.7500	—	3,828,071

(1)	The Retirement Plan was frozen for new participants and benefit accrual for existing participants on December 31, 2001.

(2)	Because both the Retirement Plan and the Retirement Restoration Plan were frozen as of December 31, 2001, the number of years of credited service shown above for each Named Executive Officer is also as of that date. At the time these plans were frozen, Cullen/Frost adopted the defined contribution Profit Sharing Plan and the accompanying nonqualified Profit Sharing Restoration Plan.

(3)	See Note 12 to the Consolidated Financial Statements in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of the associated assumptions used in the calculation of the present value of the accumulated benefits.

(4)	Under the terms of the Retirement Plan and the Retirement Restoration Plan (and, with respect to Mr. Evans only, the Supplemental Executive Retirement Plan) all of the Named Executive Officers are eligible for early retirement. Eligibility for early retirement is defined as age 55 or older with five years of service.

Profit Sharing Plan

On January 1, 2002, Cullen/Frost adopted a qualified profit sharing plan that replaced its defined benefit plan. The Profit Sharing Plan is a tax-qualified defined contribution retirement plan that covers all employees, including the Named Executive Officers, who have completed at least one year of service, are age 21 or older, and are otherwise eligible for benefits. All contributions to the plan are made at the discretion of the Chief Executive Officer based upon Cullen/Frost’s fiscal year profitability, and are not formula driven. Contributions are allocated to eligible participants uniformly, based upon compensation, age and other factors. Historically, contributions, subject to IRS limits, have approximated 2% of eligible salaries, which is generally defined as base salary plus cash incentives plus additional percentage adjustments for certain age levels. Plan participants self-direct the investment of allocated contributions by choosing from a menu of investment options. Account assets are subject to withdrawal restrictions and participants vest in their accounts after three years of service. The only distributions made during 2016 were to Mr. Evans following his retirement.

Profit Sharing Restoration Plan

Cullen/Frost maintains a separate nonqualified profit sharing plan for certain employees, including the Named Executive Officers, whose participation in the tax-qualified Profit Sharing Plan is limited by IRS rules. Contributions to the Profit Sharing Restoration Plan are made using the same approach as contributions to the Profit Sharing Plan but for eligible compensation dollars earned in excess of IRS limits. Distributions under this plan are made at the same time and in the same form as under the Profit Sharing Plan. The only distributions made during 2016 from the Profit Sharing Restoration Plan were to Mr. Evans following his retirement.

Retirement Plan

The tax-qualified Retirement Plan for employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated), is a defined benefit plan that was frozen on December 31, 2001. This frozen plan provides, subject to IRS limits, a monthly benefit based on a formula-driven percentage of an eligible employee’s final average compensation, based on the highest three years of compensation in the last ten years of service prior to January 1, 2002, and years of credited service as of that date. Participants in this plan are fully vested in their accrued benefits upon attaining age 65 or after five years of service, whichever occurs first.

Retirement Restoration Plan

The nonqualified Restoration of Retirement Income Plan for Participants in the Retirement Plan for employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated), which was also frozen on December 31, 2001, exists to provide benefits comparable to the Retirement Plan for those employees, including the Named Executive Officers whose participation in the Retirement Plan is limited by IRS rules.

SERP

Cullen/Frost maintained a nonqualified Supplemental Executive Retirement Plan (SERP) to provide target retirement benefits, as a percentage of annual cash compensation, defined as base salary earnings plus annual incentive earnings, beginning at age 55 for Mr. Evans. The target percentage was 45% of annual cash compensation at age 55, increasing to 60% at age 60 and later. Benefits under the SERP are reduced dollar-for-dollar by benefits received under the Retirement Plan, the Retirement Restoration Plan, and any Social Security benefits. SERP benefits were also reduced by the annuity equivalent of any account balance in the Profit Sharing Plan and the Profit Sharing Restoration Plan at retirement. Following his retirement, the balance of the SERP was distributed to Mr. Evans.

401(k) Plan

Cullen/Frost maintains a 401(k) plan that permits each participant to make before- or after-tax contributions in an amount not less than 2% of eligible compensation and not exceeding 20% of eligible compensation and subject to dollar limits from IRS rules. Cullen/Frost matches 100% of the employee’s contributions to the plan based on the amount of each participant’s contributions up to a maximum of 6% of eligible compensation. Eligible employees must complete 90 days of service in order to enroll and vest in Cullen/Frost’s matching contributions immediately. Cullen/Frost’s matching contribution is initially invested in Cullen/Frost Common Stock. However, employees may immediately reallocate Cullen/Frost’s matching portion, as well as invest their individual contribution in a variety of investment alternatives offered under the 401(k) plan.

Thrift Incentive Plan

Cullen/Frost maintains a nonqualified thrift incentive plan (the “Thrift Incentive Plan”) for certain employees, including the Named Executive Officers, whose participation in the 401(k) Plan is limited by IRS rules as an alternative means of receiving comparable benefits. Cullen/Frost uses a similar approach to contributions to the Thrift Incentive Plan as used in the 401(k) Plan, matching 100% of the employee’s contributions to the plan based on the amount of each participant’s contributions up to a maximum of 6% of base salary only. Amounts are distributed to participants at the end of each calendar year.

Nonqualified Deferred Compensation Plan

In order to help preserve Cullen/Frost’s tax deduction under Section 162(m) of the Internal Revenue Code, the Committee has approved a nonqualified Deferred Compensation Plan for the Chief Executive Officer and the next three highest paid executive officers, other than the Chief Financial Officer, of Cullen/Frost (the “Covered Employees”). This plan requires that certain components of the compensation of a Covered Employee that would exceed the deductible amount under Section 162(m) of $1,000,000 be deferred until the plan year after he or she ceases to be a Covered Employee or until his or her death or disability. Interest is accrued for account balances in this plan at prime rate. Mr. Evans has been the only Covered Employee participating in the plan. Payments made to Mr. Evans under the Bonus Plan for the Chief Executive Officer are excluded from the provisions of Section 162(m). Therefore, during 2016, there were no deferrals made on Mr. Evans’s behalf. In conjunction with Mr. Evan’s retirement during 2016, the balance of the account was distributed to him following his retirement. Details regarding Mr. Evans’s participation in the plan are set forth in the following table:

2016 Nonqualified Deferred Compensation Plan

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Richard W. Evans, Jr.	$—	$—	$13,735	$530,423	$—
Phillip D. Green	—	—	—	—	—
Jerry Salinas	—	—	—	—	—
Paul H. Bracher	—	—	—	—	—
Patrick B. Frost	—	—	—	—	—
William L. Perotti	—	—	—	—	—

Potential Payments Upon Termination or Change in Control

As discussed in the Compensation Discussion and Analysis section of this proxy statement, under the existing change-in-control agreements, each Named Executive Officer could receive severance payments representing a multiple of base salary and target annual incentive plus a prorated annual incentive payment for the year of termination if his position were terminated by Cullen/Frost without “Cause” or by the Named Executive Officer for “Good Reason” within two years following a change in control. Multiples are shown below:

Phillip D. Green	Three Times
Jerry Salinas	Two Times
Paul H. Bracher	Two Times
Patrick B. Frost	Three Times
William L. Perotti	Two Times

The severance payment would be made in a lump sum. In addition, the plan calls for a continuation of welfare benefits for either two or three years as discussed in the Compensation Discussion and Analysis. Where applicable, any potential payments under the change-in-control agreements would be made in compliance with Section 409A of the Internal Revenue Code, which may require certain payments made on separation of service to be deferred for six months. The agreements do not provide for a tax gross-up payment. Instead, the agreements include a “net-better” benefit as previously discussed. Mr. Green, Mr. Salinas and Mr. Frost would have triggered an excise tax under the scenario modeled in the Change-in-Control table as of December 31, 2016. However, under the “net-better” provision, only Mr. Frost would have his benefits under the plan cut back $694,711. Please see the Change-in-Control table following this discussion.

There are no other severance policies or employment contracts in place for the Named Executive Officers and, generally, vesting of unvested stock options and restricted stock/restricted stock unit awards will not accelerate upon termination of employment other than in certain circumstances following retirement of the Named Executive Officer after attaining the age of 65 (i.e. retirement-eligibility).

Under the terms of the Company’s 2005 Omnibus Incentive Plan, as amended and restated, equity-based awards generally vest upon the occurrence of a change in control. As previously discussed, the 2015 Omnibus Plan approved in April 2015, includes a provision for “double-trigger” vesting for equity awards in a change-in-control.

For calculation purposes, the change in control and termination of employment are assumed to have occurred on December 30, 2016, the last business day of the year. The closing price of the stock on December 30, 2016, $88.23, was used to calculate the value of the Unvested Stock Option Spread and the value of the Unvested Restricted Stock Awards and Unvested Restricted Stock Units.

In the event of retirement of a Named Executive Officer, potential payments would consist of:

•	Stock Options that would continue to vest on their original schedule;

•	Restricted Stock Units that would vest on the sooner of their original schedule of four years from grant date or three years from date of retirement;

•	Performance Share Units that would continue to vest on their original schedule;

•	Any retirement benefits commenced by the Named Executive Officer under the:

a.	Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates;

b.	Restoration of Retirement Income Plan for Participants in the Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates;

c.	Profit Sharing Plan; and

d.	Profit Sharing Restoration Plan.

For more detail concerning these potential payments at the time of retirement, see the 2016 Grants of Plan-Based Awards Table, the Outstanding Equity Awards at Fiscal Year-End Table, the Pension Benefits Table and the 2016 Post-Employment Benefits discussion above.

Change in Control Payments (5)

Name	Cash Severance(1)	Equity(2)	Perquisites/ Benefits(3)	Forfeiture Under Net-Better Benefit(4)	Total
Phillip D. Green	$6,270,000	$5,161,835	$30,594	$—	$11,462,429
Jerry Salinas	2,125,000	1,096,594	26,489	—	3,248,083
Paul H. Bracher	2,252,500	1,249,669	20,395	—	3,522,564
Patrick B. Frost	3,120,000	1,219,671	30,594	(694,711)	3,675,554
William L. Perotti	2,210,000	1,219,671	26,489	—	3,456,160

(1)	The amounts shown above as cash severance for the Named Executive Officers represent severance equal to the base salary and target annual incentive multiplied by three plus the prorated target annual incentive for Mr. Green and Mr. Frost. The cash severance shown for the remaining Named Executive Officers represents the base salary and target annual incentive multiplied by two plus the prorated target annual incentive.

(2)	The amounts shown above represent the difference between the exercise price and the closing market price on December 30, 2016 on the shares underlying unvested stock options along with the value of all unvested restricted stock and restricted stock units as of December 30, 2016 using the closing market price on December 30, 2016 of $88.23.

(3)	The amounts shown above represent the value of three years’ health and welfare benefits for Mr. Green and Mr. Frost and two years’ health and welfare benefits for Mr. Bracher, Mr. Perotti and Mr. Salinas.

(4)	Based on the assumptions described above, the payments and benefits that would have been payable to the Named Executive Officers under the change-in-control agreements or other plans would have exceeded the safe harbor limit for payments contingent on a change in control set forth in Internal Revenue Code Section 280G for Mr. Green, Mr. Salinas and Mr. Frost. As a result, the payments and benefits described above would have been subject to an excise tax under Internal Revenue Code Section 4999 for all three. However, under the “net-better” provision, only Mr. Frost would have forfeited $694,711 in payments. No excise tax would have been triggered for the remaining Named Executive Officers.

(5)	As discussed in the preceding narrative, all elements of severance pay and benefits available to the Named Executive Officers under the change-in-control agreements are attributable to “double trigger” arrangements with the exception of equity awards issued prior to 2015, which are subject to “single trigger” vesting on the occurrence of a change-in-control. As previously discussed, the 2015 Omnibus Plan includes a provision for “double trigger” vesting of equity awards in a change-in-control scenario.

Payments Upon Termination

As previously discussed, Mr. Evans retired from the Company on March 31, 2016. As a result of his retirement, in addition to receiving the benefits described above in the Pension Benefits Table 2016 and the 2016 Nonqualified Deferred Compensation Plan, Mr. Evans received a distribution of the Profit Sharing Restoration Plan totaling $2,641,402.

Executive Stock Ownership

The table below lists the number of shares of Cullen/Frost Common Stock beneficially owned by each of the Named Executive Officers and by all Directors, nominees, and Named Executive Officers of Cullen/Frost as a group:

	Shares Owned(1)
Name	Amount and Nature of Beneficial Ownership(2)		Percent
Phillip D. Green	261,230	(3)	0.41%
Jerry Salinas	112,426	(4)	0.18%
Paul H. Bracher	171,948	(5)	0.27%
Patrick B. Frost	977,513	(6)	1.54%
William L. Perotti	187,068		0.29%
All Directors, nominees and executive officers as a group (25 persons).	3,269,053	(7)	5.15%

(1)	Beneficial ownership is stated as of December 31, 2016. The owners have sole voting and investment power for the shares of Cullen/Frost Common Stock reported unless otherwise indicated. Beneficial ownership includes the following shares that the individual had a right to acquire pursuant to stock options exercisable within sixty (60) days from December 31, 2016: Mr. Phillip D. Green 136,803; Mr. Jerry Salinas 76,765; Mr. Paul H. Bracher 55,305; Mr. William L. Perotti 68,305; Mr. Patrick B. Frost 81,305; and all Directors, nominees and executive officers as a group 697,503.

(2)	Includes the following shares allocated under the 401(k) Stock Purchase Plan for which each beneficial owner has both sole voting and sole investment power: Mr. Phillip D. Green 39,749; Mr. Jerry Salinas 20,826; Mr. Paul H. Bracher 35,400; Mr. William L. Perotti 37,085; and Mr. Patrick B. Frost 33,063.

(3)	Includes (a) 27,841 shares held by six trusts for which Mr. Green is a trustee, (b) 1,100 shares held by Mr. Green’s wife for which Mr. Green disclaims beneficial ownership.

(4)	Includes 21 shares held by Mr. Salinas’ daughter.

(5)	Includes 425 shares held by Mr. Bracher’s son.

(6)	Includes (a) 707,493 shares held by a limited partnership of which the general partner is a limited liability company of which Mr. Frost is the sole manager, (b) 3,855 shares held by Mr. Frost’s children for which Mr. Frost is the custodian and (c) 630 shares held by Mr. Frost’s wife for which Mr. Frost disclaims beneficial ownership. With respect to the 707,493 shares held by a limited partnership, Mr. Frost has sole voting rights over all shares, sole investment power over 70,749 shares and shared investment power over 636,744 shares.

(7)	Includes 658,144 shares for which Directors, nominees and executive officers share voting power and investment power with others. Also includes 247,112 shares allocated under the 401(k) Stock Purchase Plan for which the executive officers have both sole voting power and sole investment power.

PRINCIPAL SHAREHOLDERS

At December 31, 2016, the only persons known by Cullen/Frost, based on public filings, to be the beneficial owners of more than 5% of the outstanding Common Stock of Cullen/Frost were as follows:

	Voting Authority				Investment Authority				Amount of Beneficial Ownership		Percent of Class
Name and Address	Sole	Shared		None	Sole	Shared	None
Cullen/Frost Bankers, Inc.	328,578	7,125	(2)	1,439,318	336,190	3,716	1,435,115	(2)	4,912,562	(1)	7.70%
P.O. Box 1600 San Antonio, Texas 78296(1)
BlackRock, Inc.	4,241,198	—		—	4,431,986	—	—		4,431,986		7.00%
55 East 52nd Street New York, New York 10055
FMR LLC	67,895	—		—	4,055,155	—	—		4,055,155		6.44%
245 Summer Street Boston, Massachusetts 02210
State Street	—	6,372,780		—	—	6,372,780	—		6,372,780		10.26%
One Lincoln Street Boston, Massachusetts 02111
The Vanguard Group	33,024	5,507		—	4,561,968	35,688	—		4,597,656		7.30%
100 Vanguard Boulevard Malvern, Pennsylvania 19355

(1)	Cullen/Frost owns no securities of Cullen/Frost for its own account. All of the shares are held by Cullen/Frost’s subsidiary bank, Frost Bank. Frost Bank has reported that the securities registered in its name as fiduciary, or in the names of several of its nominees, are owned by many separate accounts. The accounts are governed by separate instruments, which set forth the powers of the fiduciary with regard to the securities held.

(2)	Does not include 3,137,541 shares held by participants in the Cullen/Frost 401(k) Stock Purchase Plan.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Certain Cullen/Frost Directors, Director nominees, executive officers and their affiliates were customers of, and had transactions with, Cullen/Frost and its subsidiaries in the ordinary course of business during 2016, and additional transactions may be expected to take place in the ordinary course of business. Included in these transactions are banking, property and services transactions involving these related persons and Frost Bank, all of which were made on substantially the same terms, including, in the case of loans and lending commitments, interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Cullen/Frost and did not involve more than the normal risk of collectability or present other unfavorable features. The offices of the Hulen Financial Center of Frost Bank in Fort Worth, Texas are leased on a long-term basis from 4200 S. Hulen Partners, L.P. of which Mr. R. Denny Alexander, a Director of Cullen/Frost, owns a 13.33% interest and is the managing general partner. These offices were the headquarters of Overton Bancshares, Inc., which Cullen/Frost acquired in 1998. Cullen/Frost assumed this lease in the acquisition and has maintained it since. During 2016, lease payments of $998,872 were made by Frost Bank and Frost Insurance Agency, Inc. to 4200 S. Hulen Partners, L.P. The lease payments payable in the future through the end of the lease term total $1,293,971. Also, the offices of the North Hulen Motor Bank of Frost Bank in Fort Worth, Texas are leased on a long-term basis from EG FNB, LLC, of which Mr. Crawford H. Edwards, a Director of Cullen/Frost, is a partner and general manager with a 0.593% interest. During 2016, lease payments of $37,500 were made by Frost Bank to EG FNB, LLC. The lease payments payable in the future through the end of the lease term total $106,250. In addition, the offices of the future Clearfork Branch of Frost Bank in Fort Worth, Texas, are leased on a long-term basis from Clearfork Retail Venture, LLC. Mr. Edwards owns a 3.12% interest in Clearfork Retail Venture, LLC. Beginning in 2017, Frost Bank will make annual lease payments to Clearfork Retail Venture, LLC of approximately $263,736. The lease payments payable through the end of the lease term total $2,637,360. Also, Mr. Samuel G. Dawson, a Director of Cullen/Frost is Chief Executive Officer of Pape-Dawson Engineers, Inc. and owns a 70% interest in Pape-Dawson Engineers, Inc. along with members of his family. During 2016, payments made to Pape-Dawson Engineers, Inc. for engineering services provided to Frost Bank totaled $26,719. Also, Dr. Chris M. Avery a Director of Cullen/Frost, is Chairman of James Avery Craftsman, Inc. and owns a 46% interest in James Avery Craftsman, Inc. along with members of his family. During 2016, Frost Bank paid $112,700 to James Avery Craftsman, Inc. for service pins that were awarded to Frost Bank employees. Additionally, two siblings of Mr. Patrick B. Frost serve in non-executive officer positions of Frost Bank and received cash compensation in 2016 in an aggregate amount of approximately $958,000. In addition, they received equity awards with an aggregate grant date fair value of approximately $151,000. The compensation of Mr. Frost’s siblings is in accordance with the Company’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Mr. Frost does not have a material interest in the employment relationships of his siblings nor do any of them share a household with Mr. Frost.

Prior to his nomination to the Board, entities controlled by Mr. Graham Weston entered into a series of transactions with subsidiaries of Cullen/Frost as part of a comprehensive development agreement under which a new office building will be constructed in downtown San Antonio in which Cullen/Frost will be the primary tenant (the “New Frost Headquarters”). In December 2016, Frost Bank sold a parcel of land (the “New Headquarters Site”) to an entity controlled by Mr. Weston (the “Weston Affiliate”) in connection with the construction of the New Frost Headquarters for a purchase price of approximately $5.5 million. Frost Bank is the lead lender on a $141 million loan facility that has been extended to the Weston Affiliate in connection with the construction of the New Frost Headquarters, and Frost Bank’s portion of the loan facility is approximately $76 million. As of February 27, 2017, no amounts were outstanding under the construction loan, no principal or interest had been paid on the construction loan and the construction loan bears interest at a rate equal to the 1-month London Interbank Offered Rate plus 2.25%. Frost Bank has leased a portion of the New Frost Headquarters from the Weston Affiliate pursuant to a lease agreement under which Frost Bank will pay the Weston Affiliate approximately $8.4 million in rent annually, beginning in 2019. Mr. Weston is a managing member of the general partner of the Weston Affiliate and has a 21% indirect interest in the Weston Affiliate.

In connection with the construction of the New Frost Headquarters, Frost Bank’s motor bank facility in downtown San Antonio, Texas, which was formerly located on the New Headquarters Site, was relocated in December 2016 to an adjacent parcel of land that Frost Bank leases on a long-term basis from a separate entity controlled by Mr. Weston. During 2016, lease payments of $103,065 were made by Frost Bank to this entity and the lease payments payable in the future through the end of the lease term total $1,865,381. Mr. Weston is a managing member of the general partner of this controlled entity and has a 99% indirect interest in this controlled entity.

In December 2016, Frost Bank also sold a second parcel of land to a separate entity controlled by Mr. Weston in connection with the development of properties adjacent to the New Frost Headquarters for a purchase price of approximately $1.0 million. Mr. Weston is a managing member of the general partner of this controlled entity and has a 99% indirect interest in this controlled entity. In connection with the construction of the New Frost Headquarters, Frost Bank also intends to sell two additional parcels of land to entities affiliated with Mr. Weston at a time yet to be determined for an aggregate purchase price of approximately $6.5 million. No definitive agreement on these two sales has yet been reached.

In the opinion of Cullen/Frost’s management, all of the foregoing transactions that have been consummated were entered into in the ordinary course of business, have substantially the same terms as those prevailing at the time for comparable transactions with persons not related to Mr. Weston, and did not present unfavorable features.

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

The Board has adopted a written related-party transaction policy. Cullen/Frost regularly monitors its business dealings and those of its Directors, Director nominees and executive officers to determine whether any existing or proposed transactions would constitute a related-party transaction requiring approval under this policy. In addition, our Code of Business Conduct and Ethics requires Directors and executive officers to notify Cullen/Frost of any relationships or transactions that may present a conflict of interest, including those involving family members. Our Directors and executive officers are also required to complete a questionnaire on an annual basis designed to elicit information regarding any such related-party transactions.

When Cullen/Frost becomes aware of a proposed or existing transaction with a related party, Cullen/Frost’s Corporate Counsel/Corporate Secretary, in consultation with management and external counsel, as appropriate, determines whether the transaction would constitute a related-party transaction requiring approval under this policy. If such a determination is made, management and Cullen/Frost’s Corporate Counsel/Corporate Secretary, in consultation with external counsel, determine whether, in their view, the transaction should be permitted, whether it should be modified to avoid any potential conflict of interest, whether it should be terminated, or whether some other action should be taken. Such action is then referred to Cullen/Frost’s Corporate Governance and Nominating Committee at its next meeting (or earlier, if appropriate), for review and final determination as it deems appropriate.

In determining whether to approve a related-party transaction, the Corporate Governance and Nominating Committee will consider, among other factors, the following:

•	Whether the terms of the transaction are fair to Cullen/Frost and on the same basis as would apply if the transaction did not involve a related party;

•	Whether there are business reasons for Cullen/Frost to enter into the transaction;

•	Whether the transaction would impair the independence of an outside director; and

•

Whether the transaction would present an improper conflict of interest for any related party of Cullen/Frost, taking into account the size of the transaction, the overall financial position of the related party, the direct or indirect nature of the related party’s interest in the transaction, and the ongoing nature of any proposed relationship.

Any member of the Corporate Governance and Nominating Committee who has an interest in the transaction under discussion will abstain from voting on the approval of the transaction, but may, if so requested by the Chairman of the Committee, participate in some or all of the Committee’s discussions of the transaction.

SELECTION OF AUDITORS

(Item 2 On Proxy Card)

The Board recommends that the shareholders of Cullen/Frost ratify the selection of Ernst & Young LLP, certified public accountants, as independent auditors of Cullen/Frost. Ernst & Young LLP have audited the financial statements of Cullen/Frost since 1969.

Neither Cullen/Frost’s Articles of Incorporation nor its Bylaws require that the shareholders ratify the selection of Ernst & Young LLP as its independent auditors. Cullen/Frost is doing so because it believes it is a matter of good corporate practice. Should the shareholders not ratify the selection, the Audit Committee will reconsider its determination to retain Ernst & Young LLP, but may elect to continue to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that the change would be in the best interests of Cullen/Frost and its shareholders.

The following table provides information on fees incurred by Cullen/Frost to Ernst & Young LLP.

Fees Incurred To Independent Auditors

	2016	2015
Audit Fees(1)	$1,164,774	$1,123,290
Audit-Related Fees(2)	129,250	190,025
Tax Fees(3)	267,619	293,579
All Other Fees	—	—

Total Fees	$1,561,643	$1,606,894

(1)	Audit fees include fees for the audit of management’s assessment of the effectiveness of Cullen/Frost’s internal control over financial reporting.

(2)	Audit-related fees are fees for audits of employee benefit plans and internal control reviews of Trust Department operations.

(3)	Tax fees include fees associated with tax compliance and consulting services. Tax compliance services include the preparation of Federal income tax and Texas franchise tax returns, including estimated tax payments and extension requests. Tax consulting services include routine tax advice and consultation.

The Audit Committee pre-approves each audit and non-audit service provided to Cullen/Frost by Ernst & Young LLP. Pursuant to the Audit Committee’s charter, the Audit Committee has delegated to each of its members the authority to pre-approve any audit or non-audit service to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

Representatives from Ernst & Young LLP are not expected to be present at the Annual Meeting. If any shareholder desires to ask Ernst & Young LLP a question, management will ensure that the question is sent to Ernst & Young LLP and that an appropriate response is made directly to the shareholder.

NONBINDING APPROVAL OF EXECUTIVE COMPENSATION

(Item 3 On Proxy Card)

Section 14A of the Exchange Act, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires that issuers permit a separate nonbinding “say on pay” shareholder vote to approve the compensation of executives at least every three years. As discussed below, the Board recommends that, consistent with the nonbinding resolution adopted by the shareholders at the 2011 annual meeting of shareholders, this vote should take place every year.

The proposal gives shareholders the opportunity to vote for or against the following resolution:

“RESOLVED, that the compensation paid to Cullen/Frost Bankers, Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Your vote is advisory, which means it will not be binding upon the Board and will not overrule any decision by the Board. However, the Compensation and Benefits Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

We encourage you to carefully review the “Compensation Discussion and Analysis” and “2016 Compensation” sections of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Our compensation policies and procedures are designed to pay for performance in a way that is strongly aligned with the long-term interests of our shareholders. The Compensation and Benefits Committee, which is composed entirely of independent Directors, in consultation with a leading human resources consulting firm, oversees our executive compensation program. (For more information regarding the Compensation and Benefit Committee’s use of consultants, please see Role of Compensation Consultants on page 22, above.) The Committee continually monitors our policies to ensure that they continue to reward executives for results that are consistent with shareholder interests and strong risk management.

Our Board and our Compensation and Benefits Committee believe that our commitment to these responsible compensation practices justifies a vote by shareholders FOR the resolution approving the compensation of our executives as disclosed in this proxy statement.

The Board recommends you vote “FOR” this Proposal 3.

FREQUENCY OF NONBINDING APPROVALS OF EXECUTIVE COMPENSATION

(Item 4 on Proxy Card)

As described in Proposal 3 above, shareholders are being provided the opportunity to cast an advisory vote on the compensation of executives. The advisory vote on executive compensation described in Proposal 3 above is referred to as a “say on pay” vote. Section 14A of the Exchange Act, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires that issuers permit, at least every six years, a separate nonbinding shareholder vote to determine how often future “say on pay” votes should take place: every year, every two years or every three years.

This Proposal 4, commonly known as a “say when on pay” or a “say on frequency” vote, gives shareholders the opportunity to vote for the frequency of future “say on pay” votes in response to the following resolution:

“RESOLVED, that shareholders of Cullen/Frost Bankers, Inc. indicate, by their vote on this resolution, whether the vote on executive compensation required by Rule 14a-21(a) should take place every one year, every two years or every three years.”

Your vote is advisory, which means it will not be binding upon the Board and will not overrule any decision by the Board. However, the Compensation and Benefits Committee may, in its sole discretion, take into account the outcome of the vote when considering the frequency of future “say on pay” votes.

As discussed in Proposal 3, our compensation policies and procedures are designed to pay for performance in a way that is strongly aligned with the long-term interests of our shareholders. The Board values opinions expressed by shareholders in “say on pay” votes and recognizes the importance of receiving regular input from shareholders on executive compensation.

The Board recommends you vote in favor of “say on pay” votes taking place every year under this Proposal 4.

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to assist the Board in its oversight of: (i) the integrity of Cullen/Frost’s financial statements; (ii) Cullen/Frost’s compliance with legal and regulatory requirements; (iii) the independent auditors’ qualifications and independence; and (iv) the performance of the independent auditors and Cullen/Frost’s internal audit function. The Audit Committee operates pursuant to a written charter that is available at frostbank.com or in print by contacting the Corporate Secretary, Stan McCormick, at 100 West Houston Street, San Antonio, Texas 78205. The Committee met six times in 2016. The Board has determined that each member of the Audit Committee is independent within the meaning of the NYSE’s rules and the SEC’s rules. The Board has also determined that each member of the Audit Committee is “financially literate” and that at least one member of the Audit Committee has “accounting or related financial management expertise,” in each case within the meaning of the NYSE’s rules. In addition, the Board has determined that Mr. Ruben M. Escobedo is an “audit committee financial expert” within the meaning of the SEC’s rules.

Management of Cullen/Frost is responsible for the preparation, presentation, and integrity of Cullen/Frost’s financial statements, for the effectiveness of internal control over financial reporting, and for the maintenance of appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of Cullen/Frost’s annual consolidated financial statements, for expressing an opinion as to conformity with generally accepted accounting principles, and for auditing management’s assessment of internal control over financial reporting. Members of the Audit Committee are not full-time employees of Cullen/Frost and are not, and do not represent themselves to be, performing the functions of auditors or accountants. Accordingly, as described above, the Audit Committee provides oversight of the responsibilities of management and the independent auditors.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Public Company Accounting Oversight Board’s Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, as currently in effect, and has discussed with the independent auditors the independent auditors’ independence.

Based upon the reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in its charter, the Audit Committee recommended to the Board that the audited financial statements be included in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2016 to be filed with the Securities and Exchange Commission.

Ruben M. Escobedo, Committee Chairman

Royce S. Caldwell

David J. Haemisegger

Richard M. Kleberg, III

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Cullen/Frost’s Directors and executive officers to file reports with the Securities and Exchange Commission and the NYSE relating to their ownership and changes in ownership of Cullen/Frost’s Common Stock. Based on information provided by Cullen/Frost’s Directors and executive officers and a review of such reports, Cullen/Frost believes that all required reports were filed on a timely basis during 2016.

SHAREHOLDER PROPOSALS

To be eligible under the Securities and Exchange Commission’s shareholder proposal rule (Rule 14a-8) for inclusion in Cullen/Frost’s proxy statement, proxy card, and presentation at Cullen/Frost’s 2018 Annual Meeting of Shareholders (currently scheduled to be held on April 26, 2018, a proper shareholder proposal must be received by Cullen/Frost at its principal offices no later than November 18, 2017. For a proper shareholder proposal submitted outside of the process provided by Rule 14a-8 to be eligible for presentation at Cullen/Frost’s 2018 Annual Meeting, timely notice thereof must be received by Cullen/Frost not less than 60 days nor more than 90 days before the date of the meeting (for an April 26, 2018 meeting, the date on which the 2018 Annual Meeting is currently scheduled, notice is required no earlier than January 26, 2018 and no later than February 25, 2018). The notice must be in the manner and form required by Cullen/Frost’s Bylaws. If the date of the 2018 Annual Meeting is changed, the dates set forth above may change.

OTHER MATTERS

Management of Cullen/Frost knows of no other business to be presented at the meeting. If other matters do properly come before the meeting, the enclosed proxy confers discretionary authority on the persons named as proxies to vote the shares represented by the proxy as to those other matters.

By Order of the Board of Directors,

STANLEY E. McCORMICK, JR.

Executive Vice President

Corporate Counsel and Secretary

Dated: March 17, 2017

A copy of Cullen/Frost’s 2016 Annual Report on Form 10-K is available without charge (except for exhibits, which are available upon payment of a reasonable fee) upon written request to Cullen/Frost Bankers, Inc., Attention: Greg Parker, 100 West Houston Street, San Antonio, Texas 78205. Shareholders may obtain copies of Cullen/Frost’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, as well as the charters for its Audit Committee, Compensation and Benefits Committee, Corporate Governance and Nominating Committee and Risk Committee, by writing to Greg Parker at the same address. In addition, copies are available on Cullen/Frost’s website at frostbank.com.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EDT, on April 26, 2017.

Vote by Internet
• Go to www.investorvote.com/CFR • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — Management recommends a vote “FOR” Proposals 1, 2 and 3 and every “1 Year” for Proposal 4.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - R. Denny Alexander	☐	☐	☐	02 - Carlos Alvarez	☐	☐	☐	03 - Chris Avery	☐	☐	☐
04 - Samuel G. Dawson	☐	☐	☐	05 - Crawford H. Edwards	☐	☐	☐	06 - Ruben M. Escobedo	☐	☐	☐

07 - Patrick B. Frost	☐	☐	☐	08 - Phillip D. Green	☐	☐	☐	09 - David J. Haemisegger	☐	☐	☐

10 - Karen E. Jennings	☐	☐	☐	11 - Richard M. Kleberg III	☐	☐	☐	12 - Charles W. Matthews	☐	☐	☐

13 - Ida Clement Steen	☐	☐	☐	14 - Graham Weston	☐	☐	☐	15 - Horace Wilkins, Jr.	☐	☐	☐

		For	Against	Abstain			1 Year	2 Years	3 Years	Abstain

2.	To ratify the selection of Ernst & Young LLP to act as independent auditors of Cullen/Frost Bankers, Inc. for the fiscal year that began January 1, 2017.	☐	☐	☐	4.	Advisory (non-binding) selection of the frequency of future votes relating to executive compensation.	☐	☐	☐	☐
		For	Against	Abstain

3.	Proposal to adopt the advisory (non-binding) resolution approving executive compensation.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

∎		1 U P X	+
02IN0D

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2016 Annual Report to Shareholders are available at: http://www.cfrvoteproxy.com

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

+

Proxy — Cullen/Frost Bankers, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF CULLEN/FROST BANKERS, INC.

The undersigned hereby revoking all proxies previously granted, appoints PHILLIP D. GREEN, and PATRICK B. FROST, and each of them, with power of substitution, as proxy of the undersigned, to attend the Annual Meeting of Shareholders of Cullen/Frost Bankers, Inc. on April 27, 2017 and any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as designated on the reverse.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3, EVERY 1 YEAR FOR PROPOSAL 4 AND AT THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

(Continued and to be marked, dated and signed, on the other side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

∎	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — Management recommends a vote “FOR” Proposals 1, 2 and 3 and every “1 Year” for Proposal 4.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - R. Denny Alexander	☐	☐	☐	02 - Carlos Alvarez	☐	☐	☐	03 - Chris Avery	☐	☐	☐
04 - Samuel G. Dawson	☐	☐	☐	05 - Crawford H. Edwards	☐	☐	☐	06 - Ruben M. Escobedo	☐	☐	☐

07 - Patrick B. Frost	☐	☐	☐	08 - Phillip D. Green	☐	☐	☐	09 - David J. Haemisegger	☐	☐	☐

10 - Karen E. Jennings	☐	☐	☐	11 - Richard M. Kleberg III	☐	☐	☐	12 - Charles W. Matthews	☐	☐	☐

13 - Ida Clement Steen	☐	☐	☐	14 - Graham Weston	☐	☐	☐	15 - Horace Wilkins, Jr.	☐	☐	☐

	For	Against	Abstain		1 Year	2 Years	3 Years	Abstain

2. To ratify the selection of Ernst & Young LLP to act as independent auditors of Cullen/Frost Bankers, Inc. for the fiscal year that began January 1, 2017.	☐	☐	☐	4. Advisory (non-binding) selection of the frequency of future votes relating to executive compensation.	☐	☐	☐	☐

	For	Against	Abstain

3. Proposal to adopt the advisory (non-binding) resolution approving executive compensation.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

∎		1 U P X	+
02IN4D

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2016 Annual Report to Shareholders are available at: http://www.cfrvoteproxy.com

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Cullen/Frost Bankers, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF CULLEN/FROST BANKERS, INC.

The undersigned hereby revoking all proxies previously granted, appoints PHILLIP D. GREEN, and PATRICK B. FROST, and each of them, with power of substitution, as proxy of the undersigned, to attend the Annual Meeting of Shareholders of Cullen/Frost Bankers, Inc. on April 27, 2017 and any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as designated on the reverse.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3, EVERY 1 YEAR FOR PROPOSAL 4 AND AT THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

(Continued and to be marked, dated and signed, on the other side)